Exhibit 10.2

AGREEMENT AND PLAN OF MERGER
AMONG
LAYNE CHRISTENSEN COMPANY,
LAYNE MERGER SUB 1, INC.,
REYNOLDS, INC.
AND
THE STOCKHOLDERS OF
REYNOLDS, INC. LISTED ON
THE SIGNATURE PAGES HERETO
AUGUST 30, 2005

Table of Contents
(Continued)

Table of Contents
(Continued)

TABLE OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Form of Articles of Merger
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Reynolds Division Cash Bonus Plan
Exhibit D	Form of Registration Rights Agreement
Schedules

Schedule 1.6	Initial Directors of Surviving Company
Schedule 1.7	Initial Officers of Surviving Company
Schedule 4.8(c)	Reynolds Key Employees
Schedule 4.18(c)	Environmental Cleanup
Schedule 5.2(i)	Remaining Reynolds Due Diligence Items
Schedule 5.3(d)	Remaining Layne Due Diligence Items
TABLE OF DEFINED TERMS

Term in Agreement	Cross-Reference	Page
Additional Investigation	Section 4.18(a)	45
Affiliate	Section 8.8(a)	59
Agent	Section 8.4	58
Agreement	Preamble	1
Annual Financial Statements	Section 2.4	12
Articles of Merger	Section 1.2	1
Auditor	Section 1.12(c)	6
Benefit Plan	Section 2.10(a)	14
Business Day	Section 8.8(b)	59
Capital Stock	Section 8.8(c)	59
Cash Bonus Plan	Section 4.8(b)	39
Cash Consideration	Section 1.9(a)	2
Certificates	Section 1.10(b)	3
Claim Notice	Section 6.3	52
Closing Date Balance Sheet	Section 1.13(b)	8
Closing Date Net Working Capital	Section 1.13(b)	8
Closing Date	Section 1.3	2
Closing	Section 1.3	2
COBRA	Section 2.10(a)	14
Code	Preamble	1
Commonly Controlled Entity	Section 2.10(a)	14

Table of Defined Terms
(Continued)

Term in Agreement	Cross-Reference	Page
Company Benefit Plan	Section 2.10(a)	14
Confidentiality Agreements	Section 4.12(a)	41
Contract	Section 2.14(a)	27
Copyrights	Section 2.13(a)(iii)	24
Debt	Section 1.15	9
Determined Final Environmental Remediation	Section 4.18(b)	46
DOL	Section 2.10(a)	14
Earn-Out Calculation	Section 1.12(b)	5
Earn-Out Financial Statements	Section 1.12(b)	5
Earn-Out Payment	Section 1.12(a)	4
Earn-Out Payment Objection Notice	Section 1.12(b)	5
Earn-Out Shares	Section 1.12(d)	6
Effective Time	Section 1.2	2
Employee	Section 2.10(a)	14
Environmental Claim	Section 2.11(b)	20
Environmental Laws	Section 2.11(b)	20
ERISA	Section 2.10(a)	14
Escrow Account	Section 1.11	4
Escrow Agent	Section 1.11	4
Escrowed Amount	Section 1.11	4
Final Date	Section 7.1(b)	56
Final Environmental Remediation	Section 4.18(b)	45
Financial Statements	Section 2.4	12
First Step Merger	Recitals	1
GAAP	Section 8.8(d)	59
Governmental Entity	Section 2.5	12
Hazardous Substance	Section 2.11(b)	20
HIPAA	Section 2.10(a)	14
HSR Act	Section 2.5	12
IBCL	Section 1.1	1
Includable Employee	Section 4.8(f)	40
Indemnified Party	Section 6.3	52
Indemnifying Party	Section 6.3	52
Intellectual Property Assets	Section 2.13(a)	24
Interim Balance Sheet	Section 2.4	12
Interim Financial Statements	Section 2.4	12
Knowledge	Section 8.8(e)	59
Law	Section 8.8(f)	60
Layne Common Stock	Section 1.9(a)	2
Layne Confidentiality Agreement	Section 4.12(a)	41
Layne Indemnified Liabilities	Section 6.2(a)	51
Layne Indemnified Parties	Section 6.1(a)	50
Layne Pension Plan	Section 4.8(f)	40

v

Table of Defined Terms
(Continued)

Term in Agreement	Cross-Reference	Page
Layne	Preamble	1
Layne Right	Section 1.9(a)	3
Layne SEC Reports	Section 3.7	33
Layne Welfare Plan	Section 4.8(f)	40
Layne Working Capital Payment	Section 1.13(c)	8
Lien	Section 8.8(g)	60
Loss	Section 6.1(a)	50
Marks	Section 2.13(a)(i)	24
Material Adverse Effect on Layne	Section 3.1(b)	32
Material Adverse Effect on Reynolds	Section 2.1(a)	10
Material Contract(s)	Section 2.14(a)	27
Merger Consideration	Section 1.9(a)	2
Merger	Recitals	1
Merger Sub	Preamble	1
Multiemployer Plan	Section 2.10(a)	14
Nasdaq	Section 1.10(f)	3
Net Working Capital Objection Notice	Section 1.13(b)	8
Net Working Capital	Section 1.13(a)	7
Ownership Percentage	Section 1.12(d)	6
Patents	Section 2.13(a)(ii)	24
PBGC	Section 2.10(a)	14
Pension Plan	Section 2.10(a)	14
Permitted Liens	Section 2.15(a)	29
Person	Section 8.8(h)	60
Pre-Closing Tax Periods	Section 4.14(a)	43
Proceedings	Section 4.16	44
Proprietary Rights Agreement	Section 2.10(v)	18
Pro-Rata Share	Section 6.1(c)(i)	50
Recommended Environmental Remediation	Section 4.18(b)	45
Remaining Retainage Amount	Section 1.13(d)	9
Remediation	Section 4.18(c)	46
Retainage Contract	Section 1.13(d)	8
Retiree Welfare Plan	Section 2.10(a)	14
Reynolds	Preamble	1
Reynolds Board	Section 2.3(a)	11
Reynolds Confidentiality Agreement	Section 4.12(a)	41
Reynolds Disclosure Letter	Article 2	10
Reynolds Division EBITDA	Section 1.12(a)	4
Reynolds Division	Section 1.12(a)	4
Reynolds Other Interests	Section 2.1(c)	11
Reynolds Permits	Section 2.9	14
Rights in Mask Works	Section 2.13(a)(iv)	24
Second Step Merger	Recitals	1

Table of Defined Terms
(Continued)

Term in Agreement	Cross-Reference	Page
Securities Act	Section 2.2(a)	11
Share Consideration	Section 1.9(a)	2
Share(s)	Section 1.9(a)	2
Single Employer Benefit Plan	Section 2.10(a)	14
Stockholder Indemnified Liabilities	Section 6.1(a)	50
Stockholder Indemnified Liability	Section 6.1(a)	50
Stockholder Indemnified Parties	Section 6.2(a)	51
Stockholder	Preamble	1
Stockholders Working Capital Payment	Section 1.13(c)	8
Straddle Period	Section 4.14(a)	43
Subject Properties	Section 4.18(a)	45
Subsidiary	Section 8.8(i)	60
Surviving Company	Section 1.1	1
Target Net Working Capital	Section 1.13(a)	7
Tax or Taxes	Section 2.12(a)(i)	21
Tax Return	Section 2.12(a)(ii)	21
Tetra Tech	Section 4.18(a)	45
Trade Secrets	Section 2.13(a)(v)	24
Transaction Documents	Section 2.3(a)	11
Welfare Plan	Section 2.10(a)	14

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated as of August 30, 2005, is among Layne Christensen Company, a Delaware corporation (“Layne”), Layne Merger Sub 1, Inc., an Indiana corporation and a wholly-owned subsidiary of Layne (“Merger Sub”), Reynolds, Inc., an Indiana corporation (the “Reynolds”), and the stockholders of Reynolds listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
     WHEREAS, the Boards of Directors of Reynolds, Layne and Merger Sub have each (i) determined that the merger of Merger Sub with and into Reynolds (the “First Step Merger” or the “Merger”) with Reynolds being the surviving corporation, is advisable to and fair and in the best interests of their respective corporations and stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Layne, as the sole stockholder of Merger Sub, has approved and adopted the Merger and this Agreement;
     WHEREAS, the Stockholders, holding a majority of the outstanding stock of Reynolds, have approved and adopted the Merger and this Agreement;
     WHEREAS, for U.S. federal income tax purposes it is intended that the First Step Merger and the Second Step Merger be treated as a single integrated transaction and qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and that this Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
     WHEREAS, immediately following the Effective Time, Layne will cause the Surviving Corporation to merge with and into a Delaware corporation that is a wholly-owned subsidiary of Layne (such merger, the “Second Step Merger”).
     NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
     Section 1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Indiana Business Corporation Law (the "IBCL”), Merger Sub will be merged with and into Reynolds. Following the Merger, Reynolds will continue as the surviving corporation (the “Surviving Company”) and the separate corporate existence of Merger Sub will cease.
     Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Articles of Merger substantially in the form of Exhibit A (the “Articles of Merger”) will be duly executed and acknowledged by Reynolds and thereafter delivered to the Indiana Secretary of State for filing pursuant to Section 23-1-40-5 of the IBCL. The Merger will become effective at such time as a properly executed copy of the Articles of Merger are duly filed with the Indiana Secretary of State in accordance with Section 23-1-40-5 of the IBCL or such later time as Layne and Reynolds may agree upon and as set forth in the Articles of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
     Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which will be no later than the tenth Business Day after satisfaction of the latest to occur of the conditions set forth in Article 5, at the offices of Stinson Morrison Hecker LLP, 1201 Walnut, Kansas City, Missouri 64106, unless another time, date or place is agreed to in writing by the parties.
     Section 1.4. Effects of the Merger. The Merger will have the effects set forth in the IBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Reynolds and Merger Sub will vest in the Surviving Company, and all debts, liabilities and duties of Reynolds and Merger Sub will become the debts, liabilities and duties of the Surviving Company.
     Section 1.5. Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of Reynolds will continue unamended after the Effective Time as the articles of incorporation and bylaws of the Surviving Company.
     Section 1.6. Directors. The directors of Merger Sub at the Effective Time will be as listed on Schedule 1.6, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until such director’s successor is duly elected or appointed and qualified.
     Section 1.7. Officers. The initial officers of the Surviving Company at the Effective Time will be as listed on Schedule 1.7, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until such officer’s successor is duly elected or appointed and qualified.
     Section 1.8. Intentionally Deleted.
     Section 1.9. Conversion of Shares.
          (a) At the Effective Time, each share of common stock, without par value, of Reynolds (each, a "Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub, Reynolds or the holder thereof, be converted into the right to receive the following (i) the amount of cash obtained by dividing (A) $60,000,000, subject to adjustment as set forth in this Article I, by (B) the number of Shares outstanding immediately prior to the Effective Time (the “Cash Consideration”), plus (ii) that number of shares of common stock, par value $0.01 per share, of Layne (“Layne Common Stock”) equal to (A) 2,222,222 divided by (B) the number of Shares outstanding immediately prior to the Effective Time (the “Share Consideration” and, collectively with the Cash Consideration, the “Merger Consideration”). As of the Effective Time, all Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 1.9 upon the surrender of such certificate in accordance with Section 1.10, without interest. Unless the context otherwise requires, each reference in this Agreement to shares of Layne Common Stock includes the associated preferred stock purchase rights (each, a “Layne Right” and, collectively, the “Layne Rights”) pursuant to the Rights Agreement dated October 12, 1998, between Layne and National City Bank, as rights agent.
     Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the number of outstanding shares of Layne Common Stock or the Shares change into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then, the amount of Merger Consideration per Share will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
          (b) At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of Merger Sub will be converted into one share of common stock, without par value, of the Surviving Company.
     Section 1.10. Exchange of Certificates.
          (a) At the Closing, the Agent will deliver to Layne all of the certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”). Upon surrender by the Agent of all of the Certificates, Layne will deliver to the Agent one certificate for each Stockholder representing that number of whole shares of Layne Common Stock to which such Stockholder is entitled and, if applicable, a check representing the cash consideration to which such Stockholder is entitled on account of a fractional share of Layne Common Stock that such Stockholder has the right to receive pursuant to the provisions of this Article 1, and the applicable Cash Consideration; provided, however, that a portion of the Merger Consideration will be delivered to the Escrow Agent pursuant to Section 1.11. All Certificates so surrendered will be canceled by Layne.
          (b) Subject to Section 1.11 through Section 1.14, the Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c)) will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and there will be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they will be canceled and extinguished without the payment or delivery of any Merger Consideration.
          (c) No fractions of a share of Layne Common Stock will be issued in the Merger, but in lieu thereof each Stockholder otherwise entitled to a fraction of a share of Layne Common Stock will upon surrender by the Agent of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price of a share of Layne Common Stock on the Nasdaq National Market (the “Nasdaq”) on the date of the Effective Time by the fractional share interest to which such Stockholder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.
          (d) Notwithstanding anything herein to the contrary, Layne may withhold Merger Consideration as it reasonably deems necessary to satisfy its withholding obligations under applicable Law, and the withholding of any such Merger Consideration for such purpose will be treated as the payment thereof to the Person from whom such amount was withheld for purposes of determining whether such Person received amounts to which such Person is entitled hereunder.
     Section 1.11. Escrow Amount. Layne will deliver to Harris N.A. (or such other bank mutually agreeable to Layne and the Agent), as escrow agent (the “Escrow Agent”) $9,000,000 in cash and 333,333 shares of Layne Common Stock (collectively, the “Escrowed Amount”) to be held by the Escrow Agent in an escrow account (the “Escrow Account”) pursuant to an Escrow Agreement between Layne, the Stockholders and the Escrow Agent substantially in the form attached as Exhibit B, with such changes thereto as are requested by the Escrow Agent and acceptable to Layne and the Agent. The parties acknowledge that the purpose of the Escrow Account is to serve as a reserve against breaches of representations, warranties and covenants made herein and as security for performance of indemnity obligations of the Stockholders. However, nothing contained in the escrow agreement will be considered as limiting or be deemed to limit the liability of the Stockholders for a breach of a representation, warranty or covenant made herein to the funds escrowed under this Section 1.11.
     Section 1.12. Earn-Out Payment.
          (a) For purposes of this Section 1.12:
     "Earn-Out Payment” means an amount equal to three times the amount by which the average annual Reynolds Division EBITDA during the first 36 full calendar months following the Effective Time exceeds $16,500,000; provided, however, that the Earn-Out Payment may not exceed $15,000,000. For the avoidance of doubt, such amount will be calculated as follows: 3 x [((Reynolds Division EBITDA for the first 36 full calendar months following the Effective Time ÷ 3) — $16,500,000].
     "Reynolds Division” means the business operations currently owned by Reynolds consisting of the following water-related lines of business: (i) water line installation and rehabilitation; (ii) sewage line installation and rehabilitation; (iii) water and waste water treatment and remediation systems as historically performed by Reynolds; and (iv) drilling and service within Reynolds’ traditional geographical markets.
     "Reynolds Division EBITDA” means the earnings of the Reynolds Division before interest expense, income taxes, depreciation and amortization, and excludes (a) interest income, (b) non-recurring costs related to the Merger, (c) severance payments made to employees of the Reynolds Division within the first 90 days after the Closing Date, (d) costs related to resolution of any dispute regarding the determination of the Earn-Out Payment, (e) the Earn-Out Payments, (f) any fixed asset expenses that could otherwise be capitalized in accordance with GAAP consistent with the past practice of Layne, (g) costs incurred by Layne related to the post-Closing process of integrating the Reynolds Division into Layne’s business and organizational structure, including costs of any relocation of part or all of the Reynolds Division operations from their current locations other than in the ordinary course of business, (h) gain from extraordinary items for such period, (i) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets (whether tangible or intangible), all inventory sold in conjunction with the disposition of fixed assets and all securities, (j) any cost or expense that constitutes a Loss for which Layne has been reimbursed by the Stockholders and that would otherwise have been considered a cost or expense included in the definition of Reynolds Division EBITDA and (k) any other non-cash gains that have been added in determining consolidated net income; provided, however, with respect to business operations described in clauses (i) through (iv) of the definition of Reynolds Division performed jointly by Reynolds and Layne or its Affiliates or through collaborative efforts between Reynolds and Layne or its Affiliates, the Reynolds Division EBITDA earned from such business operations will be determined on a case by case basis and apportioned proportionately between Reynolds and Layne. The methodology used to calculate Reynolds Division EBITDA will be based on the historical accounting practices of Reynolds, except as provided in clause (f) above.
          (b) As soon as practicable after the end of the 12th full calendar month after the Effective Time and the 24th full calendar month after the Effective Time, but in no event more than 60 days after such dates, Layne will deliver to the Agent an unaudited balance sheet of the Reynolds Division as of the end of the applicable 12 month period, together with the related income statement and statement of cash flows for such 12 month period. In addition, as soon as practicable after the end of the 36th full calendar month after the Effective Time, but in no event more than 60 days after such date, Layne will deliver to the Agent an unaudited balance sheet of the Reynolds Division as of the end of the 36th full calendar month after the Effective Time, together with the related income statement and statement of cash flows for each of the three 12 month periods in such 36 month period (the “Earn-Out Financial Statements”). The Earn-Out Financial Statements must (i) be prepared from the books and records of the Reynolds Division, (ii) contain figures that arise out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide transactions and (iii) present fairly in all material respects the financial position and results of operations of the Reynolds Division as of the dates indicated. Simultaneously with the delivery of the Earn-Out Financial Statements, Layne will deliver to the Agent a calculation of the Earn-Out Payment (the “Earn-Out Calculation”). Layne will make a representative available to answer questions from the Agent related to the Earn-Out Financial Statements and the Earn-Out Calculation and deliver any information that the Agent may reasonably request to verify the accuracy of the Earn-Out Financial Statements and the Earn-Out Calculation. Unless the Agent notifies Layne in writing within 20 Business Days of his receipt of the Earn-Out Financial Statements and the Earn-Out Calculation that he objects to the Earn-Out Financial Statements and the Earn-Out Calculation (such writing referred to as an “Earn-Out Payment Objection Notice”), the amount of the Earn-Out Payment will be deemed to be the amount stated in the Earn-Out Calculation.
          (c) In the event of a timely Earn-Out Payment Objection Notice, such dispute will be promptly submitted for further determination to an independent, nationally recognized accounting firm to be mutually selected by Layne and the Agent (which may not be the existing accounting firm of Layne, Reynolds or any Stockholder and which will have experience in auditing construction companies similar to Layne) (the “Auditor”). The fees and any expenses of the Auditor will be paid by Layne on the one hand and the Stockholders on the other hand within five Business Days of such determination, as follows: (a) if the Auditor adopts the position of the Agent, Layne will bear such fees and expenses; (b) if the Auditor adopts the position of Layne, the Stockholders will bear such fees and expenses; or (c) if the Auditor adopts a position within the range of the positions of Layne and the Agent, each party will bear that percentage of such fees and expenses deemed reasonable by the Auditor in light of the final determination and the original positions of Layne and the Agent. The Auditor’s resolution of the dispute will be conclusive and binding upon the parties and nonappealable and will not be subject to further review.
          (d) Within ten Business Days after determination of the Earn-Out Payment pursuant to Section 1.12(b) or Section 1.12(c), as applicable, Layne will pay the Earn-Out Payment to the Stockholders. Subject to Section 1.16, 40% of the Earn-out Payment will be paid by the issuance of shares of Layne Common Stock (the “Earn-Out Shares”) to the Stockholders based on the average closing share price of Layne Common Stock on the Nasdaq for the first 30 trading days immediately prior to the last day of the 36th full calendar month after the Effective Time. Any remaining amount of the Earn-Out Payment will be paid by wire transfer of immediately available funds to one or more accounts designated by the Stockholder in accordance with Section 8.5. Each Stockholder will receive a portion of the Earn-Out Payment equal to the aggregate Earn-Out Payment multiplied by a fraction, the numerator of which is the number of Shares owned by such Stockholder immediately prior to the Effective Time and the denominator of which is the total number of outstanding Shares immediately prior to the Effective Time (such Stockholder’s “Ownership Percentage”).
          (e) Subject to Section 1.12(f), from the Effective Time through the end of the 36th full calendar month after the Effective Time, Layne will, and will use commercially reasonable efforts to cause its Affiliates to, (i) account for the Reynolds Division as a separate accounting entity; (ii) operate the Reynolds Division in substantially the same lines of business as the Reynolds Division was operated prior to the Effective Time or those additional lines of business listed in the definition of Reynolds Division; (iii) refrain from permitting the sale of any of the capital assets of the Reynolds Division except for such sales in the ordinary course of business; (iv) not permit any changes in the accounting methods used by the Reynolds Division that would have a material adverse effect on the calculation of the Reynolds Division EBITDA so long as such accounting methods continue to be permitted under GAAP; (v) ensure that the Reynolds Division possesses or has access to sufficient working capital so as to operate in a manner consistent with operations prior to the Effective Time; and (vi) operate the Reynolds Division in a good faith manner such that Layne will not take any action primarily aimed at artificially increasing or decreasing the Reynolds Division EBITDA. Without limiting the generality of the foregoing, Layne will not, and will use commercially reasonable efforts to cause its Affiliates to not, do any of the following: (1) charge the Reynolds Division any management fee or administrative fee or similar fee on the Reynolds Division for any charge imposed on the Reynolds Division related to Layne’s overhead or the overhead of any of Layne’s Affiliates (for clarity, the foregoing does not prevent Layne from allocating costs for benefits, workers compensation and other insurance charges attributable to the Reynolds Division provided by Layne or its Affiliates); (2) cause the Reynolds Division to hire any employee or consultant, except for employees and consultants hired to work for the Reynolds Division on a full or part time basis on terms and conditions consistent with the Reynolds Division’s historic practices; or (3) increase the compensation paid to any Reynolds Division employee, except for merit or bonus increases consistent with the Reynolds Division’s historic practices. With respect to clause (1) above, (x) allocated costs (other than for employee benefit plans) will be the actual costs of insurance (including policy premiums), plus the cost of claims or losses actually paid during such period up to the deductible limits of any applicable insurance policy, plus any increase (or less any decrease) in reserves made during such period for the future payment of losses and claims, plus any increase (or less any decrease) in reserves for incurred but not reported claims, plus the costs of third party administration and (y) allocated costs for employee benefit plans (including healthcare insurance, 401(k) plan, disability insurance and life insurance) will be the actual costs of providing the benefit plans to the employees that work for the Reynolds Division.
          (f) If Layne sells substantially all of the assets or the stock of Layne or the Reynolds Division, Layne will require the purchaser in any such transaction to assume the obligations of Layne under this Agreement with respect to the Earn-Out Payment.
          (g) If Layne and the Agent are unable to agree upon the apportionment of Reynolds Division EBITDA with respect to business operations described in clauses (i) through (iv) of the definition of Reynolds Division performed jointly by Reynolds and Layne or its Affiliates or through collaborative efforts between Reynolds and Layne or its Affiliates, the dispute will be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, except that (1) within 10 Business Days after the commencement of the arbitration, Layne and the Agent will mutually select an independent arbitrator and if Layne and the Agent are unable to agree upon an arbitrator within such time period, then a single independent arbitrator will be appointed as provided in the American Arbitration Association’s Commercial Arbitration Rules and (2) the arbitrator will determine how the costs and expenses of the arbitration will be allocated between the parties, but the arbitrator may not award attorneys’ fees.
          (h) All amounts to be paid under this Section 1.12 will be considered adjustments to the Merger Consideration.
     Section 1.13. Working Capital Adjustment.
          (a) The parties hereto acknowledge that the Merger Consideration has been based in part on Reynolds having a minimum Net Working Capital as of the Closing Date of not less than $16,000,000 (the “Target Net Working Capital”). “Net Working Capital” means (i) accounts receivable (including all retainage amounts); plus (ii) costs and earnings in excess of billings; plus (iii) inventories; plus (iv) other current assets; less (v) accounts payable; less (vi) accrued liabilities; less (vii) accrued employee bonuses and less (viii) billings in excess of costs and earnings.
          (b) No later than 60 calendar days after the Closing Date, the Agent, on behalf of the Stockholders, will deliver to Layne a balance sheet of Reynolds as of the Closing Date, which balance sheet will be prepared in accordance with GAAP and on a basis consistent with the historical accounting practices of Reynolds (such balance sheet, the “Closing Date Balance Sheet”), together with a worksheet calculating the Net Working Capital shown on the Closing Date Balance Sheet (the “Closing Date Net Working Capital”). The Agent will make a representative available to answer questions from Layne related to the Closing Date Balance Sheet and the calculation of the Closing Date Net Working Capital and deliver any information that Layne may reasonably request to verify the accuracy of the Closing Date Balance Sheet and the amount of the Closing Date Net Working Capital. Unless Layne notifies the Agent in writing within 20 Business Days of its receipt of the Closing Date Balance Sheet and the calculation of the Closing Date Net Working Capital that it objects to the Closing Date Balance Sheet and the calculation of the Closing Date Net Working Capital (such writing referred to as a “Net Working Capital Objection Notice”), the amount of the Closing Date Net Working Capital will be deemed to be the amount reflected in the Closing Date Balance Sheet. In the event of a timely Net Working Capital Objection Notice, such dispute will be promptly submitted for further determination to the Auditor selected in accordance with Section 1.12(c) and the fees and any expenses of the Auditor will be paid as provided in Section 1.12(c). The Auditor’s resolution of the dispute will be conclusive and binding upon the parties and nonappealable and will not be subject to further review.
          (c) If the Closing Date Net Working Capital is less than the Target Net Working Capital (such deficiency, the “Stockholders Working Capital Payment”), each of the Stockholders will promptly (but in any event within five Business Days) wire transfer in immediately available funds to Layne, to an account designated by Layne in accordance with Section 8.5, an amount equal to the Stockholders Working Capital Payment multiplied by such Stockholder’s Ownership Percentage. If the Closing Date Net Working Capital is greater than the Target Net Working Capital (such excess, the "Layne Working Capital Payment”), Layne will promptly (but in any event within five Business Days) instruct the Escrow Agent to release to the Stockholders from the Escrow Account an aggregate amount of cash equal to the Layne Working Capital Payment as provided in the Escrow Agreement; but only if Reynolds has been operated in the ordinary course of business consistent with past practice since December 31, 2004.
          (d) In the event of a Layne Working Capital Payment, an amount equal to the Layne Working Capital Payment will be allocated first to the retainage amount under Reynolds’ contract number 8427 (Atlanta Water Treatment Plant Improvement) and then any remaining amount will be allocated to the retainage amount under Reynolds contract number 8437 (Dalton) (each a “Retainage Contract”); provided, however, that if the amount of the Layne Working Capital Payment is greater than the amount of the aggregate retainage amount for the two Retainage Contracts described above, then Layne and the Agent will, within ten days, jointly select one or more additional Reynolds contracts with a retainage amount to which the remaining portion of the Layne Working Capital Payment will be allocated, each of which will be considered Retainage Contracts hereunder. Such retainage amounts being those recorded in the Closing Date Balance Sheet. Any retainage payments received by the Reynolds Division on or before the second anniversary of the Closing Date with respect to a Retainage Contract (up to an aggregate amount equal to the amount of the Layne Working Capital Payment allocated to such Retainage Contract) will be deposited by Layne into the Escrow Account as an additional Escrowed Amount. If on the second anniversary of the Closing Date the aggregate retainage payments received by the Reynolds Division with respect to a Retainage Contract since the

Closing Date is less than the amount of the Layne Working Capital Payment allocated to such Retainage Contract (the “Remaining Retainage Amount”), then within ten Business Days after the end of each fiscal quarter of Layne beginning with the first fiscal quarter after the second anniversary of the Closing Date, Layne will pay to the Stockholders any retainage payments received by the Reynolds Division during the preceding fiscal quarter with respect to a Retainage Contract (up to an aggregate amount equal to the amount of the Remaining Retainage Amount for such Retainage Contract). Any retainage payments received by Layne with respect to a Retainage Contract in excess of the amount of the Layne Working Capital Payment allocated to such Retainage Contract will be retained by Layne and the Stockholders will have no right to receive any such excess amount.
          (e) All amounts to be paid under this Section 1.13 will be considered adjustments to the Merger Consideration.
     Section 1.14. Bonus Plan Adjustment. Within five Business Days after the completion of the Closing Date Balance Sheet, Layne will pay to each Stockholder by wire transfer in immediately available funds, to an account designated by such Stockholder in accordance with Section 8.5, an amount equal to (i) 50% of the aggregate amount of the cash bonus plan accrual as shown on the Closing Date Balance Sheet multiplied by (ii) 38%, multiplied by (iii) such Stockholder’s Ownership Percentage. All amounts to be paid under this Section 1.14 will be considered adjustments to the Merger Consideration.
     Section 1.15. Payment of Outstanding Debt. On or prior to the Closing Date, Reynolds will pay all Debt of Reynolds and its Subsidiaries such that Reynolds and its Subsidiaries will have no Debt as of the Effective Time, and will cause Reynolds and each of its Subsidiaries to be released from all liabilities or obligations that are secured by a Lien on any real or personal property that is owned by Reynolds or any of its Subsidiaries as of the Effective Time. "Debt” means, without duplication, (i) indebtedness of a Person for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable that are not past due or are contested by such Person in good faith); (iv) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (v) obligations of such Person under any hedging arrangement; (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above; and (vii) indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) secured by any Lien on or in respect of any property of such Person.
     Section 1.16. Limitation on Layne Common Stock. Notwithstanding any other provision contained herein, in no event will the aggregate Share Consideration, together with the aggregate amount of any Earn-Out Shares, paid hereunder with respect to the Shares exceed 20%

of the total number of shares of Layne Common Stock outstanding immediately prior to the Effective Time, unless such issuance is approved by the stockholders of Layne in accordance with the Nasdaq rules. Unless otherwise agreed to by the Agent, Layne will seek stockholder approval of the issuance of the Earn-Out Shares at the annual meeting of Layne’s stockholders next preceding the Earn-Out Payment.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF REYNOLDS
AND THE STOCKHOLDERS
     The Stockholders, jointly and severally, hereby represent and warrant to each of Layne and Merger Sub, subject to the exceptions set forth in the disclosure letter previously delivered by Reynolds to Layne (the “Reynolds Disclosure Letter”) (which exceptions specifically identify the section, subsection or paragraph, as applicable, to which such exception relates) as follows. Each Stockholder hereby acknowledges that Layne is relying on the following representations and warranties in entering into this Agreement.
     Section 2.1. Organization and Qualification; Subsidiaries; Investments.
          (a) Section 2.1(a) of the Reynolds Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Subsidiary of Reynolds together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each such Subsidiary’s outstanding Capital Stock owned directly or indirectly by Reynolds. All the outstanding Capital Stock of each such Subsidiary is owned by Reynolds, directly or indirectly, free and clear of any Lien or any other limitation or restriction. Each of Reynolds and its Subsidiaries is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Reynolds. Reynolds has previously delivered to Layne’s counsel accurate and complete copies of the articles of incorporation and bylaws or comparable governing documents, each as in full force and effect on the date hereof, of Reynolds and each of its Subsidiaries. The term “Material Adverse Effect on Reynolds” means any circumstance involving, change in or effect on Reynolds, any of its Subsidiaries or any Stockholder (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities), prospects or the financial condition of Reynolds or any of its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Reynolds or any Stockholder to consummate the transactions contemplated by this Agreement.
          (b) Each of Reynolds and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Material Adverse Effect on Reynolds.

          (c) Section 2.1(c) of the Reynolds Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each equity investment made by Reynolds or any of its Subsidiaries in any Person (including the percentage ownership, purchase price and any management rights granted to Reynolds or any such Subsidiary) other than the Subsidiaries (“Reynolds Other Interests”). The Reynolds Other Interests are owned directly or indirectly by Reynolds or its Subsidiaries free and clear of all Liens.
     Section 2.2. Capitalization of Reynolds and Subsidiaries.
          (a) The authorized Capital Stock of Reynolds consists of 1,000,000 Shares, of which, as of the date of this Agreement, 478,425 were issued and outstanding. All of the outstanding Shares are validly issued and fully paid, nonassessable and not subject to any preemptive rights. Except as set forth in Section 2.2 of the Reynolds Disclosure Letter, there are outstanding (i) no other shares of Capital Stock or other voting securities of Reynolds, (ii) no securities of Reynolds or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of Capital Stock or voting securities of Reynolds or any such Subsidiary, (iii) no options, warrants or other rights to acquire from Reynolds or any of its Subsidiaries and no obligations of Reynolds or any of its Subsidiary to issue any Capital Stock, voting securities or securities convertible into or exchangeable or exercisable for Capital Stock or voting securities of Reynolds or any such Subsidiary and (iv) no equity equivalent interests in the ownership or earnings of Reynolds or any of its Subsidiaries or other similar rights. All of the outstanding Shares were issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. There are no outstanding rights or obligations of Reynolds or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding Capital Stock. There are no stockholder agreements, voting trusts or other arrangements or understandings to which Reynolds, any of its Subsidiaries or any Stockholder is a party or by which any of them are bound, and there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of Capital Stock or other voting securities of Reynolds or any of its Subsidiaries. No Capital Stock is issued and held by Reynolds in its treasury.
     Section 2.3. Authority Relative to this Agreement.
          (a) Reynolds has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement or instrument contemplated hereby (collectively, the "Transaction Documents”), to perform its obligations under this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Reynolds (the “Reynolds Board”) and the holders of a majority of the outstanding Shares of Reynolds’ Common Stock, and no other corporate or other proceedings on the part of Reynolds or its Stockholders are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the other Transaction Documents will be, duly and validly executed and delivered by Reynolds and constitutes or will constitute, assuming the due authorization, execution and delivery hereof by Layne and Merger Sub, a valid, legal and binding agreement of Reynolds, enforceable against Reynolds in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (b) This Agreement has been, and each other Transaction Document will be, duly and validly executed and delivered by each Stockholder and constitutes, or will constitute, a valid, legal and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     Section 2.4. Financial Statements. Attached as Section 2.4 to the Reynolds Disclosure Letter are copies of (a) the audited balance sheets of Reynolds at December 31, 2002, 2003 and 2004 and the related audited statements of income, stockholders equity and cash flows for the years then ended (collectively, the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company as of June 30, 2005 (the “Interim Balance Sheet”) and the related unaudited statements of income, stockholders equity and cash flows for the six-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.” The Financial Statements (i) were prepared in accordance with GAAP, (ii) fairly present, in all material respects, the financial condition and results of operations of Reynolds as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Interim Financial Statements, to normal non-material year-end adjustments and accruals, and (iii) have been prepared from, and are in accordance with, the books and records of Reynolds.
     Section 2.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any filings under similar merger notification Laws or regulations of foreign Governmental Entities and the filing and recordation of the Articles of Merger as required by the IBCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each, a “Governmental Entity”) is necessary for the execution and delivery by Reynolds or the Stockholders of this Agreement, the other Transaction Documents or the consummation by Reynolds and the Stockholders of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Reynolds and the Stockholders nor the consummation by Reynolds and the Stockholders of the transactions contemplated hereby or thereby will (i) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Reynolds or any of its Subsidiaries; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract to which Reynolds, any of its Subsidiaries or any Stockholder is a party or by which any of them or their respective properties or assets are bound; or (iii) violate any Law to which Reynolds, any of its Subsidiaries or any Stockholder or any of their respective properties or assets is subject.
     Section 2.6. No Default. Neither Reynolds, any of its Subsidiaries nor any Stockholder is in material breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach, default or violation) of any term, condition or provision of (i) the articles of incorporation or bylaws (or similar governing documents) of Reynolds or any of its Subsidiaries; (ii) any Material Contract or obligation to which Reynolds, any of its Subsidiaries or any Stockholder is now a party or by which it or any of its properties or assets may be bound; or (iv) any Law applicable to Reynolds, any of its Subsidiaries, any Stockholder or any of their respective properties or assets.
     Section 2.7. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.7 of the Reynolds Disclosure Letter, neither Reynolds nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Reynolds or any of its Subsidiaries giving rise to any liability or obligation) that would be required by GAAP to be reflected on a consolidated balance sheet of Reynolds and its consolidated Subsidiaries (including the notes thereto), other than liabilities and obligations incurred since December 31, 2004, in the ordinary course of business consistent with past practices (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law). Except as set forth in Section 2.7 of the Reynolds Disclosure Letter, (i) Reynolds and its Subsidiaries have conducted their respective businesses only in the ordinary course; (ii) there has not been any action by Reynolds or any of its Subsidiaries during the period from January 1, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1; and (iii) except as required by GAAP, there has not been any change by Reynolds in accounting principles, practices or methods. Since January 1, 2005, there has not been a Material Adverse Effect on Reynolds.
     Section 2.8. Litigation. Except as set forth in Section 2.8 of the Reynolds Disclosure Letter, there are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of Reynolds or any Stockholder, threatened against Reynolds, any of its Subsidiaries, any Stockholder or any of their respective properties or assets before any Governmental Entity that, if decided adversely to Reynolds or any such Subsidiary, would, individually, or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by Reynolds or any such Subsidiary exceeding $25,000. Neither Reynolds, any of its Subsidiaries or any Stockholder is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would individually, or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by Reynolds or any of its Subsidiaries.
     Section 2.9. Compliance with Applicable Law. Each of Reynolds and its Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses consistent with past practices (collectively, the “Reynolds Permits”). The Reynolds Permits are valid and in full force and effect and neither Reynolds nor any of its Subsidiaries is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Reynolds Permits. The businesses of Reynolds and its Subsidiaries are being conducted in material compliance with all applicable Laws. No investigation or review by any Governmental Entity with respect to Reynolds or any of its Subsidiaries is pending nor, to the Knowledge of Reynolds or any Stockholder, has any Governmental Entity indicated an intention to conduct the same.
Section 2.10. Employee Benefit Plans; Labor Matters.
          (a) As used in this Agreement, (i) “Benefit Plan” means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which Reynolds or any Subsidiary or any Commonly Controlled Entity has sponsored, maintained, contributed to or otherwise has or in the future could have any direct or indirect, actual or contingent liability; (ii) “Commonly Controlled Entity” means any entity that is under common control with Reynolds or any of its Subsidiaries within the meaning of section 414(b), (c), (m), (o) or (t) of the Code; (iii) “Company Benefit Plan” means any Benefit Plan that provides benefits with respect to current or former Employees; (iv) “COBRA” means the provisions of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA; (v) “DOL” means the United States Department of Labor; (vi) “Employee” means any individual employed at any time by Reynolds or any of its Subsidiaries or any Commonly Controlled Entity; (viii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (ix) “HIPAA” means the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996; (x) “PBGC” means the Pension Benefit Guaranty Corporation; (xi) “Pension Plan” means any Benefit Plan that is a pension plan within the meaning of ERISA section 3(2) (regardless of whether the plan is covered by ERISA); (xii) “Retiree Welfare Plan” means any Welfare Plan that provides benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former Employee or his or her dependents); (xiii) “Welfare Plan” means any Benefit Plan that is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA); (xiv) “Multiemployer Plan” means any Benefit Plan that is a “multiemployer plan” as defined in Code section 414(f) or ERISA sections 3(37) or 4001(a)(3); and (xv) “Single Employer Benefit Plan” means any Benefit Plan other than a Multiemployer Plan.
          (b) Section 2.10(b) of the Reynolds Disclosure Letter contains a complete and accurate list of (i) all Single Employer Benefit Plans that, as of the Closing Date, are maintained or sponsored by Reynolds or any of its Subsidiaries and (ii) all Single Employer Benefit Plans (other than Welfare Plans) that have been maintained or sponsored by Reynolds or any of its Subsidiaries within the past ten years. Reynolds and its Subsidiaries have, with respect to each such plan, delivered to Layne accurate and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material

Employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent actuarial valuation; (v) the most recent annual audited financial statement and opinion; (vi) the most recent annual and periodic accounting of plan assets; (vii) if the plan is intended to qualify under section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (viii) all material communications with any Governmental Entity (including the DOL, the Internal Revenue Service and the PBGC). Reynolds and its Subsidiaries have, with respect to each such plan, delivered to Layne accurate and complete copies of all currently effective collective bargaining or other agreements pursuant to which contributions to a Benefit Plan have been made or an obligation incurred by Reynolds, any of its Subsidiaries or any Commonly Controlled Entity
          (c) With respect to each Benefit Plan, no event has occurred, and, to the Knowledge of Reynolds and the Stockholders, there exists no condition or set of circumstances in connection with which Reynolds or any of its Subsidiary could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any material liability under ERISA, the Code or any other applicable Law, except liability for benefits claims and funding obligations payable in the ordinary course.
          (d) In all material respects, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, each Benefit Plan conforms to, and its administration is in compliance with, all applicable Laws.
          (e) With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, no prohibited transaction within the meaning of ERISA section 406 or Code section 4975, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any such Benefit Plan or with respect to Reynolds, any of its Subsidiaries or any Commonly Controlled Entity.
          (f) Reynolds, each of its Subsidiaries and each Commonly Controlled Entity has made all payments due from it to date with respect to each Benefit Plan.
          (g) Except as set forth in Section 2.10(g) of the Reynolds Disclosure Letter, with respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Reynolds, any of its Subsidiaries or Commonly Controlled Entity.
          (h) With respect to each Single Employer Benefit Plan subject to Code section 412 or ERISA section 302: (i) such Benefit Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; (ii) no such Benefit Plan has incurred an accumulated funding deficiency, whether or not waived; and (iii) except as disclosed in Section 2.10(h) of the Reynolds Disclosure Letter, as of the Closing Date, the fair market value of the assets of such Benefit Plan will exceed or equal the “projected benefit obligation” (as defined in Statement of Financial Accounting Standard No. 87), and the “amount of unfunded benefit liabilities” as defined in ERISA section 4001(a)(18) is zero. With respect to each Benefit Plan that is a Multiemployer Plan subject to Code section 412 or ERISA section 302, to the Knowledge of Reynolds and the Stockholders: (i) such Benefit Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; (ii) no such Benefit Plan has incurred an accumulated funding deficiency, whether or not waived; and (iii) except as disclosed in Section 2.10(h) of the Reynolds Disclosure Letter, as of the Closing Date, the fair market value of the assets of such Benefit Plan will exceed or equal the “projected benefit obligation” (as defined in Statement of Financial Accounting Standard No. 87), and the “amount of unfunded benefit liabilities” as defined in ERISA section 4001(a)(18) is zero.
          (i) With respect to each Single Employer Benefit Plan that is or was subject to Title IV of ERISA, no such Benefit Plan has been terminated, no filing of a notice of intent to terminate such Benefit Plan has been made, and the PBGC has not initiated any proceeding to terminate any such Benefit Plan. Except as contemplated by Section 4.8(d), no event has occurred and there exists no condition or set of circumstances that presents a material risk that any Pension Plan has or is likely to experience a partial termination within the meaning of Code section 411(d)(3). With respect to each Benefit Plan that is a Multiemployer Plan that is or was subject to Title IV of ERISA, to the Knowledge of Reynolds and the Stockholders, no such Benefit Plan has been terminated, no filing of a notice of intent to terminate such Benefit Plan has been made, and the PBGC has not initiated any proceeding to terminate any such Benefit Plan. Except as contemplated by Section 4.8(d), no event has occurred and there exists no condition or set of circumstances that presents a material risk that any Pension Plan has or is likely to experience a partial termination within the meaning of Code section 411(d)(3).
          (j) Except as disclosed in Section 2.10(j) of the Reynolds Disclosure Letter, no Benefit Plan is a Multiemployer Plan. With respect to each Benefit Plan that is a Multiemployer Plan: (i) Section 2.10(j) of the Reynolds Disclosure Letter indicates the number of Employees with respect to whom Reynolds, any of its Subsidiaries or any Commonly Controlled Entity makes contributions to that Benefit Plan and the most recent information available to Reynolds, any of its Subsidiaries or any Commonly Controlled Entity with respect to the withdrawal liability of Reynolds, any of its Subsidiaries or Commonly Controlled Entity under that Benefit Plan; (ii) to the Knowledge of Reynolds and the Stockholders, such Benefit Plan is not insolvent or in reorganization, nor does it have an accumulated funding deficiency, and there is no reason why such Benefit Plan would become insolvent or in reorganization or have an accumulated funding deficiency in the foreseeable future; (iii) Reynolds, each of its Subsidiaries and each Commonly Controlled Entity has made all contributions to the Benefit Plan due or accrued as of the date of this Agreement and will have made all such contributions as of the Closing Date; (iv) neither Reynolds nor any of its Subsidiaries nor any Commonly Controlled Entity has incurred an assessment of withdrawal liability to any such Benefit Plan; and (v) no withdrawal liability will be owed to the Benefit Plan if Reynolds, any of its Subsidiaries or a Commonly Controlled Entity were to withdraw from the Benefit Plan on the Closing Date and (vi) Reynolds is entitled to the benefit of the construction industry exemption contained in Section 4203(b)(1) of ERISA.
          (k) With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan,

no such Benefit Plan is a multiple employer plan within the meaning of the Code section 413(c) or ERISA sections 4063, 4064 or 4066. With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, no such Welfare Plan is a multiple employer welfare arrangement as defined in ERISA section 3(40).
          (l) With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, no reportable event within the meaning of ERISA section 4043 has occurred or may be reasonably expected to occur with respect to any such Benefit Plan.
     (m) With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, there are no material actions, liens, suits or claims pending or, to the Knowledge of Reynolds or any Stockholder with respect to each Benefit Plan, threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of Reynolds, any of its Subsidiaries or Commonly Controlled Entity are subject to any lien under ERISA section 302(f) or Code section 412(n).
     (n) With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, each Benefit Plan that is intended to qualify under Code section 401(a) or 403(a) so qualifies and its related trust is exempt from taxation under Code section 501(a).
     (o) With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, each Pension Plan that is not qualified under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1). No assets of Reynolds, any of its Subsidiaries or any Commonly Controlled Entity are allocated to or held in a “rabbi trust” or similar funding vehicle.
     (p) With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, each Benefit Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state Law.
     (q) Except as disclosed in Section 2.10(q) of the Reynolds Disclosure Letter, with respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, there are no reserves, assets, surpluses or prepaid premiums with respect to any Welfare Plan.
     (r) Except as disclosed in Section 2.10(r) of the Reynolds Disclosure Letter, with respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, there are no Retiree

Welfare Plans. With respect to each Single Employer Benefit Plan, and to the Knowledge of Reynolds and the Stockholders with respect to each Benefit Plan that is a Multiemployer Plan, any Retiree Welfare Plan may be amended or terminated by unilateral action of Reynolds or the applicable Subsidiary or Commonly Controlled Entity. Section 2.10(r) of the Reynolds Disclosure Letter sets forth, with respect to each Benefit Plan listed in Section 2.10(r) of the Reynolds Disclosure Letter, a calculation of the direct or indirect, and actual or contingent liabilities, under the Retiree Welfare Plans with respect to current and former Employees, determined in accordance with assumptions and methodologies that are set forth in such section.
          (s) Except as disclosed in Section 2.10(s) of the Reynolds Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former Employee; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.
          (t) As of the Closing, neither Reynolds nor any of its Subsidiaries nor any entity with which Reynolds or its Subsidiaries could be considered a single employer under 29 U.S.C. § 2101(a)(1) or under any relevant case law, has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and will not incur any notification obligation under such Act as a result of the consummation of the transactions contemplated by this Agreement.
          (u) Section 2.10(u) of the Reynolds Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of the following information for each Employee or director of Reynolds and its Subsidiaries, including each Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Reynolds or any such Subsidiary’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Benefit Plan.
          (v) No Employee or director of Reynolds or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement (including any confidentiality, noncompetition, or proprietary rights agreement) between such Employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an Employee or director of Reynolds or such Subsidiary, or (ii) the ability of Reynolds or such Subsidiary to conduct its business, including any Proprietary Rights Agreement with Reynolds and its Subsidiaries by any such Employee or director. To the Knowledge of Reynolds and each Stockholder, no director, officer, or other key Employee of Reynolds or any of its Subsidiaries intends to terminate his or her employment with Reynolds or such Subsidiary.

          (w) Section 2.10(w) of the Reynolds Disclosure Letter contains a complete and accurate list of the following information for each retired Employee or director of Reynolds and its Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
          (x) Except as listed in Section 2.10(x) of the Reynolds Disclosure Letter, neither Reynolds nor any of its Subsidiaries has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Knowledge of Reynolds and the Stockholders there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any proceeding against or affecting Reynolds or any of its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the DOL, or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting Reynolds or any of its Subsidiaries or their premises, or (iii) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any Employees by Reynolds or any of its Subsidiaries, and no such action is contemplated by Reynolds or any of its Subsidiaries. Reynolds and each of its Subsidiaries has complied in all respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, non-retaliation, leave of absence, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Reynolds and its Subsidiaries are not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.
          (y) Reynolds and its Subsidiaries have delivered to Layne (i) all personnel, payroll, employment manuals and policies, and (ii) all collective bargaining agreements and other labor Contracts listed in Section 2.10(x) of the Reynolds Disclosure Letter.
     Section 2.11. Environmental Laws and Regulations.
          (a) Except as disclosed in Section 2.11 of the Reynolds Disclosure Letter or specifically noted in the Phase I environmental reports listed in Section 2.11 of the Reynolds Disclosure Letter, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding, review or investigation is pending or, to the Knowledge of Reynolds or any Stockholder, threatened by any Person against Reynolds or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law; (ii) Reynolds and each of its Subsidiaries are in material compliance with all Environmental Laws, which compliance includes the possession by Reynolds and each such Subsidiary of all material permits required to conduct their respective operations under applicable Environmental Laws and compliance with the terms and conditions thereof, and Reynolds and each of its Subsidiaries reasonably believe that each of them will, without the incurrence of any material expense, timely attain and maintain compliance with all Environmental Laws applicable to any of their current operations or properties or to any of their planned operations; (iii) there has been no disposal, release or threatened release of any Hazardous Substance by Reynolds or any of its Subsidiaries on, under, in, from or about any property currently or formerly owned or operated by Reynolds or any of its Subsidiaries, or otherwise related to the operations (including conducting or causing the off-site transport or disposal of Hazardous Substances) of Reynolds or any of its Subsidiaries, that has resulted or could reasonably be expected to result in any Environmental Claim against Reynolds or any of its Subsidiaries; (iv) there are no Hazardous Substances stored or contained on any property owned or operated by Reynolds or any of its Subsidiaries in quantities that could reasonably be expected to result in an Environmental Claim; (v) there is no existing Recognized Environmental Condition, as defined by ASTM E 1527-00, in any way adversely affecting any property or asset of Reynolds or any of its Subsidiaries that may cause Layne, Merger Sub or the Surviving Corporation to be subject to any material Losses as a result of a final judgment or Government Entity enforcement action; (vi) all facilities, structures and equipment used for the collection, management and treatment or disposal of Hazardous Substances are in sound structural and mechanical condition, are capable of maintaining compliance with applicable Environmental Laws and are suitable for their intended purposes; (vii) no underground storage tanks are present on any of the real property owned, operated or leased by or to Reynolds or any of its Subsidiaries; (viii) no friable asbestos-containing materials are present at any of the existing operational facilities on any of the real property owned, operated or leased by or to Reynolds or any of its Subsidiaries; (ix) to the Knowledge of Reynolds or any Stockholder, no “wetlands” (as that term is defined by the United States Army Corps of Engineers or any other Governmental Entity) exist on the property, or have been adversely affected by the operations, of Reynolds or any of its Subsidiaries; (x) neither Reynolds nor any of its Subsidiaries has entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law; or (xi) neither Reynolds nor any of its Subsidiaries has assumed or retained by Contract or, to the Knowledge of Reynolds or any Stockholder, otherwise any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including any liability from the disposition of any of their real property).
          (b) The term “Environmental Laws” means all applicable federal, state, local and foreign Laws, judicial decisions, common law theories (including nuisance, trespass and strict liability), judgments, injunctions and governmental agreements relating to human health or safety, natural resources or the environment, including Hazardous Substances; and the term “Hazardous Substance” means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law or that may be the subject of regulatory action by any Governmental Entity or any common law form of action pursuant to any Environmental Law, including (i) petroleum, asbestos, polychlorinated biphenyls or radiological substances, and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5; and the term “Environmental Claim” means any claim, violation, or liability, by any Person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of Persons to such Hazardous Substance at any location, (ii) circumstances forming the basis of any violation or alleged violation of any

Environmental Laws or permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.
     Section 2.12. Taxes.
          (a) Definitions. For purposes of this Agreement:
               (i) "Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other taxes (including withholding taxes) and other governmental assessments, fees, duties or charges of any kind or nature whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee or successor liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person; and
               (ii) "Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
          (b) Tax Matters. Except as set forth in Section 2.12(b) of the Reynolds Disclosure Letter:
               (i) Within the times and in the manner prescribed by Law, Reynolds and its Subsidiaries (and their predecessors) have properly prepared and filed all Tax Returns required by Law and have timely paid all Taxes due and payable (whether or not shown on any Tax Return). All such Tax Returns are accurate and complete and accurately reflect the information pertaining to the tax attributes of Reynolds and its Subsidiaries, including tax basis in assets and net operating loss, capital loss and tax credit carryforwards.
               (ii) Reynolds and its Subsidiaries (and their predecessors) have complied in all material respects with all applicable Laws relating to Taxes.
               (iii) Neither Reynolds nor any of its Subsidiaries has present or contingent liabilities for Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected on the most recent balance sheet included in the Financial Statements or incurred in the ordinary course of business since the date of the most recent Financial Statements in amounts consistent with prior years.
               (iv) There are no Liens for Taxes upon the assets or properties of Reynolds or any of its Subsidiaries except for statutory Liens for Taxes not yet due.
               (v) No claim has been made by a Governmental Entity in a jurisdiction where Reynolds or any of its Subsidiaries does not file Tax Returns to the effect that it may be subject to taxation by that jurisdiction (nor is Reynolds or any Stockholder aware of any facts or circumstances that could reasonably be expected to give rise to such a claim).

               (vi) Reynolds has provided to Layne the accurate and complete tax basis, for federal income tax purposes, of Reynolds and each of its Subsidiaries in its assets and liabilities as of July 31, 2005.
               (vii) No audit report has been issued in the five years prior to the date of this Agreement (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to Reynolds or any of its Subsidiaries, their respective incomes, assets or operations.
               (viii) Neither Reynolds nor any of its Subsidiaries (or any predecessor thereof) (A) has filed a consent or agreement pursuant to Section 341(f) of the Code, or (B) is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Tax authority or any Tax indemnity or Tax sharing agreement with any Person.
               (ix) Neither Reynolds nor any of its Subsidiaries is a party to any agreement that could give rise to an “excess parachute payment” within the meaning of Section 280G of the Code or to remuneration the deduction for which could be disallowed under Section 162(m) of the Code.
               (x) Neither Reynolds nor any of its Subsidiaries has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were not so governed when issued.
               (xi) Neither Reynolds nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
               (xii) There are no (A) proposed, threatened or actual assessments, audits, examinations or disputes as to Taxes relating to Reynolds or any Subsidiary (or their predecessors) that remain unsatisfied, (B) adjustments under Section 446 or 481 of the Code or any similar adjustments with respect to Reynolds or any of its Subsidiaries (or their predecessors) or (C) waivers or extensions of the statute of limitations with respect to Taxes for which Reynolds or any of its Subsidiaries could be held liable following the date of this Agreement.
               (xiii) Neither Reynolds nor any of the Stockholders know of any basis for the assertion by a taxing authority of a Tax deficiency against Reynolds or any of its Subsidiaries (or their predecessors).
               (xiv) Reynolds and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any Employees, independent contractors, creditors, stockholders or other Persons.
               (xv) No power of attorney has been granted by or with respect to Reynolds or any of its Subsidiaries with respect to any matter relating to Taxes.

               (xvi) Neither Reynolds nor any of its Subsidiaries (nor any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed or intended to be governed by Section 355 of the Code.
               (xvii) There is currently no limitation on the utilization of tax attributes of Reynolds or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign Law).
               (xviii) Neither Reynolds nor any of its Subsidiaries (nor any predecessor thereof) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than an affiliated group the common parent of which is Reynolds.
               (xix) Section 2.12(b) of the Reynolds Disclosure Letter sets forth, on an entity-by-entity basis, all foreign jurisdictions in which Reynolds or each of its Subsidiaries is subject to Tax.
               (xx) Neither Reynolds nor any of its Subsidiaries is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code.
               (xxi) No Subsidiary of Reynolds that is not a United States Person (A) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States and (B) has had an investment in “United States property” within the meaning of Section 956(c) of the Code.
               (xxii) Neither Reynolds nor any of its Subsidiaries is, or at any time has been, subject to (A) the dual consolidated loss provisions of Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (C) the recharacterization provisions of Section 952(c)(2) of the Code.
               (xxiii) Reynolds and its Subsidiaries have not participated in any transaction with respect to which a disclosure statement is or was required to be filed under Section 6011 of the Code or the Treasury regulations thereunder.
               (xxiv) Since January 1, 1999, neither Reynolds nor any of its Subsidiaries has received a written Tax opinion from a law firm or accounting firm with respect to any transaction or item relating to Reynolds or any of its Subsidiaries.
               (xxv) Neither Reynolds nor any of its Subsidiaries has been at any time a member of any partnership, joint venture or other arrangement or Contract that is treated as a partnership for federal, state, local or foreign Tax purposes or the holder of a beneficial interest in any trust for any period for which the statue of limitations for any Tax has not expired.
               (xxvi) Reynolds previously delivered or made available to Layne complete and accurate copies of: (i) all audit reports, letter rulings and technical advice memoranda relating to federal, state, local and foreign Taxes due from or with respect to

Reynolds and any of its Subsidiaries since December 31, 1999, (ii) the federal, state, local and foreign Tax Returns filed by Reynolds and any of its Subsidiaries since December 31, 1999 and (iii) any closing agreements entered into by Reynolds and any of its Subsidiaries with any Governmental Entity since December 31, 1999.
               (xxvii) Neither Reynolds nor any of its Subsidiaries has engaged in any transaction that has, or could, trigger a built-in-gain Tax under Section 1374 of the Code.
               (xxviii) Reynolds has qualified as an S corporation for at least the last ten years. Reynolds Transport Co. has qualified as an S corporation for all periods from and after January 1, 2004 (the effective date of Reynolds Transport Co.’s S corporation election under the Code).
     Section 2.13. Intellectual Property.
          (a) The term “Intellectual Property Assets” includes:
               (i) the name Reynolds, Inc., all fictional business names, trading names, trade dress rights, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);
               (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);
               (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights”);
               (iv) all rights in mask works (collectively, “Rights in Mask Works”); and
               (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”), owned, used, or licensed by Reynolds or any of its Subsidiaries as licensee or licensor, whether or not patentable.
          (b) Section 2.13(b) of the Reynolds Disclosure Letter contains an accurate and complete list and summary description, including any royalties paid or received by Reynolds or any of its Subsidiaries, of all Contracts relating to the Intellectual Property Assets to which Reynolds or any of its Subsidiaries is a party or by which Reynolds or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 in the aggregate under which Reynolds or any of its Subsidiaries is the licensee. There are no outstanding and, to the Knowledge of Reynolds and the Stockholders, no threatened disputes or disagreements with respect to any such Contract.
          (c) Know-How Necessary for the Business.

               (i) The Intellectual Property Assets are all those necessary for the operation of the businesses of Reynolds or any of its Subsidiaries as they are currently conducted. Except for Intellectual Property Assets that are the subject matter of any Contract listed and summarized in Section 2.13(b) of the Reynolds Disclosure Letter, one or more of Reynolds or any of its Subsidiaries is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Liens and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. Regarding Intellectual Property Assets that are the subject matter of any Contract listed and summarized in Section 2.13(b) of the Reynolds Disclosure Letter, the rights and obligations of Reynolds or any of its Subsidiaries relating thereto are specifically described in Section 2.13(b) of the Reynolds Disclosure Letter.
               (ii) Except as set forth in Section 2.13(c) of the Reynolds Disclosure Letter, all former and current Employees of Reynolds or any of its Subsidiaries have executed written Contracts with Reynolds or the applicable Subsidiary that assign to Reynolds or the applicable Subsidiary all rights to all patents and patent applications to Reynolds or the applicable Subsidiary. No Employee of Reynolds or any of its Subsidiaries has, to the Knowledge of Reynolds or any Stockholder, entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires the Employee to transfer, assign, or disclose information concerning his or her work to anyone other than Reynolds or any of its Subsidiaries.
          (d) Patents.
               (i) Section 2.13(d) of the Reynolds Disclosure Letter contains an accurate and complete list and summary description of all Patents. Except for Patents that are the subject matter of any Contract listed and summarized in Section 2.14(a) of the Reynolds Disclosure Letter, Reynolds and its Subsidiaries are the owner of all right, title, and interest in and to each of the Patents, free and clear of all Liens and other adverse claims. Regarding Patents that are the subject matter of any Contract listed and summarized in Section 2.14(a) of the Reynolds Disclosure Letter, the rights and obligations of Reynolds or any of its Subsidiaries relating thereto are specifically described in Section 2.14(a) of the Reynolds Disclosure Letter.
               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.
               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Reynolds and the Stockholders, there is no potentially interfering patent or patent application of any third party.
               (iv) To the Knowledge of Reynolds and the Stockholders, no Patent is infringed by any unlicensed third party or has been challenged or threatened in any way. To the Knowledge of Reynolds and the Stockholders, none of the products manufactured and sold, nor any process or know-how used, by Reynolds or any of its Subsidiaries is alleged to infringe any patent or other proprietary right of any other Person.

          (e) Trademarks.
               (i) Section 2.13(e) of Reynolds Disclosure Letter contains an accurate and complete list and summary description of all registered Marks and all Marks under which Reynolds or any of its Subsidiaries is a licensee or licensor. Except for registered Marks that are the subject matter of any Contract listed and summarized in Section 2.14(a) of the Reynolds Disclosure Letter, Reynolds and its Subsidiaries are the owner of all right, title, and interest in and to each of the registered Marks, free and clear of all Liens and other adverse claims. Regarding Marks that are the subject matter of any Contract listed and summarized in Section 2.13(b) of the Reynolds Disclosure Letter, the rights and obligations of Reynolds or any of its Subsidiaries relating thereto are specifically described in Section 2.13(b) of the Reynolds Disclosure Letter.
               (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.
               (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Reynolds and the Stockholders, no such action is threatened with the respect to any of the Marks.
               (iv) To the Knowledge of Reynolds and the Stockholders, there is no potentially interfering trademark or trademark application of any third party.
               (v) To the Knowledge of Reynolds and the Stockholders, no Mark is infringed by any unlicensed third party or has been challenged or threatened in any way. To the Knowledge of Reynolds and the Stockholders, none of the Marks used by Reynolds or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
               (vi) All Contracts listed and summarized in Section 2.14(a) of the Reynolds Disclosure Letter and that relate to any Mark owned by Reynolds or any of its Subsidiaries appropriately provide for control by Reynolds and the applicable Subsidiary of the use of such Mark by any third party.
          (f) Copyrights.
               (i) Section 2.13(f) of the Reynolds Disclosure Letter contains an accurate and complete list and summary description of all registered Copyrights. Except for registered Copyrights that are the subject matter of any Contract listed and summarized in Section 2.13(b) of the Reynolds Disclosure Letter, Reynolds and its Subsidiaries are the owner of all right, title, and interest in and to each of the registered Copyrights, free and clear of all Liens and other adverse claims. Regarding Copyrights that are the subject matter of any Contract listed and summarized in Section 2.13(b) of the Reynolds Disclosure Letter, the rights and obligations of Reynolds or any of its Subsidiaries relating thereto are specifically described in Section 2.14(a) of the Reynolds Disclosure Letter.

               (ii) All of the Copyrights listed in Section 2.13(f) of the Reynolds Disclosure Letter have been registered, are currently in compliance with formal legal requirements, and are valid and enforceable.
               (iii) To the Knowledge of Reynolds and the Stockholders, no Copyright is infringed by any unlicensed third party or has been challenged or threatened in any way. To the Knowledge of Reynolds and the Stockholders, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.
          (g) Trade Secrets. Except for Trade Secrets that are the subject matter of any Contract listed and summarized in Section 2.14(a) of the Reynolds Disclosure Letter, Reynolds and its Subsidiaries have good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. Reynolds and the Stockholders have no Knowledge that the Trade Secrets are part of the public knowledge or literature and they have not published the same. To the Knowledge of Reynolds and the Stockholders, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way. Regarding Trade Secrets that are the subject matter of any Contract listed and summarized in Section 2.14(a) of the Reynolds Disclosure Letter, the rights and obligations of Reynolds or any of its Subsidiaries relating thereto are specifically described in Section 2.14(a) of the Reynolds Disclosure Letter.
     Section 2.14. Material Contracts.
          (a) Section 2.14(a) of the Reynolds Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of all written or oral contracts, agreements, notes, bonds, indentures, mortgages, deeds of trust, guarantees, options, leases, licenses, sales and purchase orders (other than sales and purchase orders that are not part of ongoing jobs), warranties, commitments and other instruments of any kind (each, a “Contract”), to which Reynolds or any of its Subsidiaries is a party or by which Reynolds or any of its Subsidiaries, or any of their respective assets and properties, is otherwise bound, as follows (each of the following, a “Material Contract” and, collectively, the “Material Contracts”): (i) each Contract of Reynolds or any of its Subsidiaries pursuant to which Reynolds or any such Subsidiary received (or was entitled to receive) or paid (or was obligated to pay) more than $500,000 (provided such Contract remains in effect as of the date of this Agreement (other than Contracts the only continuing operative provisions of which are warranty obligations and for which no claim has been made as of the date of this Agreement)); (ii) each Contract that requires payment by or to Reynolds or any of its Subsidiaries after June 30, 2005 of more than $500,000; (iii) each Contract that contains noncompetition restrictions, including any restrictions relating to the conduct of Reynolds’ or any of its Subsidiaries’ businesses or the sale of Reynolds’ or any of its Subsidiaries’ products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its Affiliates from conducting the business of Reynolds, any of its Subsidiaries or Layne as presently conducted; (iv) any Contract that will be subject to default, termination, repricing or renegotiation, in each case where the amounts involved under such Contract or repricing exceeds $100,000, because of the transactions contemplated hereby; (v) each Contract relating to Reynolds’ or any of its Subsidiaries’ sales with distributors; (vi) each Contract of Reynolds or any of its Subsidiaries relating to, and evidences of, indebtedness for borrowed money, any mortgage, deed of trust, security agreement, or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); (vii) each partnership, joint venture, joint marketing, outsourcing, or other similar Contract or arrangement to which Reynolds or any of its Subsidiaries is a party or by which any of them are otherwise bound; (viii) each Contract granting to Reynolds or any of its Subsidiaries any material right under or with respect to any Intellectual Property Assets; (ix) each Contract under which Reynolds or any of its Subsidiaries grants any material right under or with respect to any Reynolds Intellectual Property to another Person; (x) each Contract that requires Reynolds or any of its Subsidiaries to grant “most favored customer” pricing to any other Person; and (xi) each Contract that is otherwise material to Reynolds and its Subsidiaries.
          (b) (i) Each Material Contract is (A) a legal, valid and binding obligation of Reynolds or one of its Subsidiaries and, to Reynolds’ and each Stockholder’s Knowledge, each other Person who is a party thereto and (B) enforceable against Reynolds or such Subsidiary and, to Reynolds’ and each Stockholder’s Knowledge, each such other Person in accordance with its terms, and (ii) neither Reynolds or any of its Subsidiaries nor, to Reynolds’ and each Stockholder’s Knowledge, any other party thereto is in material default under any Material Contract. Neither Reynolds nor any Stockholder knows of, or has received notice of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, would constitute, a material default or event of default or other material breach on the part of Reynolds or any of its Subsidiaries under any such Material Contract.
          (c) Other than the Material Contracts, neither Reynolds nor any of its Subsidiaries has entered into, is a party to or is otherwise bound by, as of the date of this Agreement:
               (i) any fidelity or surety bond or completion bond, except as required pursuant to Section 412 of ERISA;
               (ii) any Contract pursuant to which Reynolds or such Subsidiary has agreed to provide liquidated damages of $1,000 or more per day for failure to meet performance or quality milestones;
               (iii) any Contract pursuant to which Reynolds or such Subsidiary has agreed to provide indemnification or guaranty to a third party (other than this Agreement or Contracts that the only continuing operative provisions of which are warranty obligations and for which no claim has been made as of the date of this Agreement);
               (iv) any Contract relating to the disposition of assets, property or any interest in any business enterprise (including any Subsidiary or Reynolds Other Interests) outside the ordinary course of Reynolds’ or such Subsidiary’s business; or
               (v) any distribution, joint marketing or development Contract.
     Section 2.15. Title to Properties; Absence of Liens and Encumbrances.
          (a) Reynolds and its Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Financial Statements, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected on the Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property as it is presently or proposed to be used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or that are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Liens and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws (collectively, “Permitted Liens”).
          (b) Section 2.15(b) of the Reynolds Disclosure Letter sets forth an accurate and complete list of all real property owned or leased by Reynolds or any of its Subsidiaries. Each of Reynolds and its Subsidiaries is in compliance in all material respects with the terms of all leases for real property to which it is a party. Each lease is in full force and effect and constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default under any lease by either Reynolds or by the Surviving Corporation after the Closing, any of its Subsidiaries or by any other party to any such lease. Neither Reynolds nor any of its Subsidiaries is a party to any lease, assignment or similar arrangement under which Reynolds or any of its Subsidiaries is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.
          (c) The facilities, property and equipment owned, leased or otherwise used by Reynolds or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and suitable for the purposes for which they are presently used.
          (d) All tangible assets that are leased by Reynolds or any of its Subsidiaries have been maintained with the manufacturers’ standards and specifications required by each such lease such that at each such termination of the lease such assets can be returned to their owner without any further material obligation on the part of Reynolds or any of its Subsidiaries with respect thereto.
     Section 2.16. Off Balance Sheet Liabilities. Except for transactions, arrangements and other relationships otherwise specifically identified in the Financial Statements, Section 2.16 of the Reynolds Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of all transactions, arrangements and other relationships between or among Reynolds, any of its Affiliates, and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Reynolds or any of its Affiliates.
     Section 2.17. Promotions and Selling Arrangements. Since December 31, 2004, Reynolds has not recorded any material amount of revenues in connection with sales made pursuant to new or unusual promotional programs, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations.
     Section 2.18. Insurance. Section 2.18 of the Reynolds Disclosure Letter contains a list of all policies of insurance and bonds of any type in force as of the date of this Agreement (including all occurrence based policies that provide coverage for events occurring in any of the five years prior to the date of this Agreement) with respect to the businesses of Reynolds and its Subsidiaries, including those covering product liability claims and the properties, buildings, machinery, equipment, furniture, fixtures and operations of Reynolds or any of its Subsidiaries. Such policies and bonds (a) provide coverage in such amounts, and against such losses and risks, as would be maintained by comparable businesses exercising prudent business practices to provide for the protection of Reynolds’ and its Subsidiaries’ respective businesses, assets and properties, and (b) will be maintained in effect up to and including the Closing Date.
     Section 2.19. Suppliers and Customers. The documents and information supplied by Reynolds or the Stockholders to Layne or any of its agents in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers, distributors and customers are accurate and complete in all material respects. During the last 12 months, neither Reynolds nor any of its Subsidiaries has received any oral or written notice of termination or written threat of termination from any of the ten largest suppliers or the ten largest customers of Reynolds and its Subsidiaries, taken as a whole, that such customer, distributor or supplier intends to significantly decrease the amount of business that it does with Reynolds or any of its Subsidiaries.
     Section 2.20. Brokers. Neither Reynolds, any of its Subsidiaries nor any of the Stockholders has any liability or obligation to pay any fees or commissions to any broker, finder, agent, attorneys, investment bankers, accountants or other advisors with respect to the transactions contemplated by this Agreement for which Reynolds, any of its Subsidiaries, Layne, Merger Sub or the Surviving Corporation could become liable or obligated.
     Section 2.21. Product Warranties. (a) Section 2.21 of the Reynolds Disclosure Letter identifies any warranty claim asserted during the three year period prior to the date of this Agreement from which Reynolds or any of its Subsidiaries has incurred costs in excess of $250,000. All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or threatened, against Reynolds or any of its Subsidiaries are listed or described in Section 2.21 of the Reynolds Disclosure Letter.
     Section 2.22. Interested Party Transactions. Section 2.22 of the Reynolds Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of any transaction, arrangement or relationship involving an amount of $60,000 or more that any director, officer, employee, stockholder or other Affiliate of Reynolds or any of its Subsidiaries has or has had, directly or indirectly relating to, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that Reynolds or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any person that purchases from or sells or furnishes to, Reynolds or any of its Subsidiaries, any goods or services, (iii) a beneficial interest in any Contract included in Section 2.14 or Section 2.15 of the Reynolds Disclosure Letter or (iv) any contractual or other arrangement with Reynolds or any of its Subsidiaries; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation will not be deemed an “economic interest in any person” for purposes of this Section 2.22.

any of its Subsidiaries; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation will not be deemed an “economic interest in any person” for purposes of this Section 2.22.
     Section 2.23. Takeover Statutes. Reynolds’ Board of Directors has taken all actions so that the restrictions contained in Section 23-1-42 of the IBCL applicable to a “control share combination” (as defined in Section 23-1-42-2 of the IBCL), and any other similar applicable Law, will not apply to Layne during the pendency of this Agreement, including the execution, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.
     Section 2.24. Accredited Seller Status. Each of the Stockholders (a) is an “accredited investor” as such term is defined in Rule 501 (without regard to Rule 501(a)(4)), promulgated under the Securities Act; (b) is acquiring the shares of Layne Common Stock for investment and for such Stockholder’s own account and not with a view to, or for resale in connection with, a distribution; (c) understands that the shares of Layne Common Stock have not been registered under the Securities Act or under any state securities or blue sky laws, and, as a result, are subject to substantial restrictions on transfer; (d) acknowledges that appropriate legends will be placed on the certificates representing the shares of Layne Common Stock indicating the restrictions on transfer of such shares of Layne Common Stock; (e) acknowledges that such shares of Layne Common Stock must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such laws, and that Layne has no obligation to register the shares of Layne Common Stock, except pursuant to the Registration Rights Agreement; and (f) believes he or she is familiar with all material information relating to Layne to the extent relevant to such Stockholder’s decision to acquire the shares of Layne Common Stock.
     Section 2.25. Dissenters’ Rights. No shareholder of Reynolds is entitled to appraisal rights or dissenters rights pursuant to Section 23-1-44 of the IBCL.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
LAYNE AND MERGER SUB
     Layne and Merger Sub, jointly and severally, hereby represent and warrant to Reynolds and to the Stockholders as follows. Layne and Merger Sub hereby acknowledge that Reynolds and the Stockholders are relying on the following representations and warranties in entering into this Agreement.
     Section 3.1. Organization and Qualification; Subsidiaries; Investments.
          (a) Layne is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Indiana. Each of Layne and Merger Sub has the authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Layne. For purposes hereof, the term “Material Adverse Effect on Layne” means any circumstance involving, change in or effect on Layne (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities), prospects or the financial condition of Layne, or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Layne or Merger Sub to consummate the transactions contemplated by this Agreement. Layne has previously delivered to Reynolds’ counsel accurate and complete copies of the certificate of incorporation and bylaws, each as in full force and effect on the date of this Agreement, of Layne and Merger Sub.
          (b) Each of Layne and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Material Adverse Effect on Layne.
     Section 3.2. Authority Relative to this Agreement. Layne and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been, duly and validly authorized by the boards of directors of Layne and Merger Sub, and no other corporate proceedings on the part of Layne or Merger Sub are necessary to authorize this Agreement, the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the other Transaction Documents will be, duly and validly executed and delivered by Layne and Merger Sub and constitutes, or will constitute, (assuming the due authorization, execution and delivery hereof by Reynolds and the Stockholders) a valid, legal and binding agreement of Layne and Merger Sub, enforceable against Layne and Merger Sub in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     Section 3.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the HSR Act, any filings under similar merger notification Laws of foreign Governmental Entities and the filing and recordation of the Articles of Merger as required by the IBCL, no filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Layne or Merger Sub of this Agreement, the other Transaction Documents or the consummation by Layne and Merger Sub of the transactions contemplated hereby or thereby. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents by Layne and Merger Sub nor the consummation by Layne and Merger Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in a breach of any provision of the respective certificate of incorporation or bylaws of Layne or Merger Sub; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract to which Layne or Merger Sub is a party or by which either of them or their respective properties or assets are bound; or (iii) violate any order, writ, injunction or decree to which Layne or Merger Sub is subject, or any Law applicable to Layne or Merger Sub or any of their respective properties or assets.
     Section 3.4. No Default. Neither Layne nor Merger Sub is in material breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach, default or violation) of any term, condition or provision of (i) the certificate of incorporation or bylaws of Layne or Merger Sub; (ii) any Contract or obligation to which Layne or Merger Sub is now a party or by which either of them or any of their properties or assets may be bound; or (iii) any Law applicable to Layne or Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) or (iii) any such breach, default or violation that would not have a Material Adverse Effect on Layne.
     Section 3.5. Brokers. Neither Layne nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, agent, attorney, investment banker, accountant or other advisor with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.
     Section 3.6. Authorization of Issuance of Layne Common Stock. The Layne Common Stock to be issued hereunder, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, except for such Liens as may have been created by the Stockholders. All Layne Common Stock upon issuance will have the rights, privileges and preferences set forth in Layne’s certificate of incorporation and bylaws for such class of shares. The Layne Common Stock will be issued in compliance with or pursuant to exemptions from applicable federal and state securities laws.
     Section 3.7. SEC Filings; Financial Statements. Layne has filed with the Securities and Exchange Commission (i) its Annual Report to Stockholders and Form 10-K for the fiscal year ended January 31, 2005, (ii) all Quarterly Reports on Form 10-Q required to be filed by it since January 31, 2005, (iii) its Proxy Statement for Annual Meeting of Stockholders on June 9, 2005, (iv) all reports on Form 8-K required to be filed by it since January 31, 2005, and (v) all amendments or supplements to all such reports required to be filed by it with the Securities and Exchange Commission (collectively, the “Layne SEC Reports”). The Layne SEC Reports did not at the time they were filed (or if amended or superseded by a filing on or prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Layne SEC Reports set forth an accurate and complete list, as of the date of this Agreement, of all transactions, arrangements and other relationships between or among Layne, any of its Affiliates, and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Layne or any of its Affiliates. Layne has previously provided to Agent a copy of the unaudited consolidated balance sheet of Layne and its Subsidiaries as of July 31, 2005 and the related unaudited consolidated statements of income and cash flows for the six month period then ended. These interim unaudited financial statements (i) were prepared in accordance with GAAP, (ii) fairly present, in all material respects, the financial condition and results of operations of Layne as of the respective dates thereof and for the respective periods covered thereby, subject, to normal non-material year-end adjustments and accruals, and (iii) have been prepared from, and are in accordance with, the books and records of Layne and its Subsidiaries.
     Section 3.8. Material Adverse Effect. Since January 31, 2005, there has not been a Material Adverse Effect on Layne.
     Section 3.9. Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of Layne, threatened against Layne, any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity that, if decided adversely to Layne or any such Subsidiary, would, individually, or in the aggregate, result in a Material Adverse Effect on Layne. No investigation or review by any Governmental Entity with respect to Layne or any of its Subsidiaries is pending nor, to the Knowledge of Layne, has any Governmental Entity indicated an intention to conduct the same, except to the extent such investigation or review or the results thereof would not, individually or in the aggregate, have a Material Adverse Effect on Layne.
     Section 3.10. Customers. During the last 12 months, neither Layne nor any of its Subsidiaries has received any oral or written notice of termination or written threat of termination from any of the ten largest customers of Layne and its Subsidiaries, taken as a whole, that such customer intends to significantly decrease the amount of business that it does with Layne or any of its Subsidiaries.
ARTICLE 4
COVENANTS
     Section 4.1. Conduct of Business of Reynolds. Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.1 of the Reynolds Disclosure Letter, (iii) as required by Law or by a Governmental Entity of competent jurisdiction, or (iv) to the extent that Layne otherwise consents in writing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Stockholders will cause Reynolds and each of its Subsidiaries to conduct their respective operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their respective current business organizations, keep available the service of their respective current officers and employees and preserve their respective relationships with customers and suppliers with the intention that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as otherwise permitted or contemplated by this Agreement, (ii) as disclosed in Section 4.1 of the Reynolds Disclosure Letter, (iii) as required by Law or by a Governmental Entity of competent jurisdiction, or (iv) to the extent that Layne otherwise consents in writing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Stockholders will cause Reynolds and its Subsidiaries not to:

          (a) amend their respective certificate or articles of incorporation or bylaws (or other similar governing document);
          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Capital Stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights);
          (c) split, combine or reclassify any shares of their respective Capital Stock; declare, set aside or pay any actual, constructive or deemed dividend or distribution in respect of their respective Capital Stock (other than dividends or distributions in cash or marketable securities that are declared and paid prior to the Closing Date); or, except as contemplated by Section 4.10, redeem or otherwise acquire any of its securities or any securities of any of its Subsidiaries;
          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any of its Subsidiaries;
          (f) (i) incur, assume or forgive any long-term or short-term Debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices or trade payables arising in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations of its Subsidiaries incurred in the ordinary course of business consistent with past practices; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than to its Subsidiaries or customary loans or advances to Employees in each case in the ordinary course of business consistent with past practices); (iv) pledge or otherwise encumber any Capital Stock of Reynolds or any of its Subsidiaries or any of the Other Interests or (v) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;
          (g) except as may be required by Law, (i) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, (ii) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or Employee, other than in the ordinary course of Reynolds’ business consistent with past practice or (iii) increase in any manner the compensation or fringe benefits of any director, officer or Employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date of this Agreement (including the granting of stock appreciation rights or performance units), except for normal increases in cash compensation in the ordinary course of business consistent with past practice for Employees;

          (h) (i) sell, lease, license or dispose of any assets or properties other than sales or licenses of its products in the ordinary course of business consistent with past practices; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; (iii) enter into a “development services” or other similar Contract pursuant to which Reynolds or any of its Subsidiaries may purchase or otherwise acquire the services of another Person, other than in the ordinary course of business consistent with past practices; (iv) sell, lease, license, transfer, encumber, enforce, or otherwise dispose of any Reynolds Intellectual Property, other than licenses or sales of its products or services in the ordinary course of business consistent with past practices or (v) infringe upon, misappropriate or otherwise violate the rights of any third party intellectual property;
          (i) unless required by a change in applicable Law or in GAAP, change any of the accounting principles, practices or methods used by Reynolds or any of its Subsidiaries;
          (j) revalue any assets or properties, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;
          (k) (i) acquire (by merger, consolidation or acquisition of Capital Stock or assets) any corporation, limited liability company, partnership or other Person or any division thereof or any equity interest therein; (ii) enter into any Contract other than in the ordinary course of business consistent with past practices that would be material to Reynolds and its Subsidiaries, taken as a whole; (iii) amend, modify or waive any right under any Material Contract; (iv) modify any standard warranty terms for products or services or amend or modify any product or service warranties in effect as of the date of this Agreement in a manner that is adverse to Reynolds or any of its Subsidiaries; (v) enter into any Contract that contains noncompetition restrictions, including any restrictions relating to the conduct of Reynolds’ or any of its Subsidiaries’ businesses or the sale of Reynolds’ or any of its Subsidiaries’ products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its Affiliates from conducting the business of Reynolds or any of its Subsidiaries as presently conducted or (vi) authorize any new capital expenditure in excess of an aggregate amount equal to $1,000,000;
          (l) make or rescind any express or deemed election relating to Taxes or settle or compromise any Tax liability or enter into any closing or other agreement with any Tax authority; or file or cause to be filed any amended Tax Return, file or cause to be filed any claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;
          (m) fail to file any Tax Returns when due, fail to cause any Tax Returns when filed to be accurate and complete, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by applicable Law; or fail to pay any Taxes when due;

          (n) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would require the payment by Reynolds or any of its Subsidiaries of damages in excess of $25,000 or involves any equitable relief;
          (o) allow any insurance policy to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company; or
          (p) take or agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(o).
     Notwithstanding the foregoing or any other provision of this Agreement, neither Layne nor Merger Sub have the right to control or direct Reynolds’ operations prior to the Effective Time. Prior to the Effective Time, Reynolds may exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     Section 4.2. Conduct of Business of Layne. Except (i) as contemplated or permitted by this Agreement, (ii) as required by Law or by a Governmental Entity of competent jurisdiction, or (iii) to the extent that Reynolds otherwise consents in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Layne will and will cause each of its Subsidiaries to conduct their respective operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, keep available the service of their current key officers and key employees and preserve their relationships with customers and suppliers with the intention that its goodwill and ongoing businesses will be materially unimpaired at the Effective Time.
     Section 4.3. Access to Information; Cooperation. Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Stockholders will cause Reynolds to provide Layne and its authorized agents with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of Reynolds and its Subsidiaries as Layne may reasonably request, and will cause the officers of Reynolds and its Subsidiaries to furnish Layne and its authorized agents with such financial and operating data and other information with respect to the business and properties of Reynolds and its Subsidiaries as Layne may from time to time reasonably request. Between the date of this Agreement and the Effective Time, Layne will provide Reynolds and the Agent and their respective authorized agents with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of Layne and its Subsidiaries as Reynolds and the Agent may reasonably request, and will cause its officers and those of its Subsidiaries to furnish Reynolds and the Agent and their respective authorized agents with such financial and operating data and other information with respect to the business and properties of Layne and Layne Subsidiaries as Reynolds and the Agent may from time to time reasonably request, taking into account the nature of the transactions contemplated by this Agreement.

     Section 4.4. Financial Information.
          (a) Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Stockholders will cause Reynolds to furnish to Layne with respect to Reynolds and Layne will furnish to Agent with respect to Layne (i) within two Business Days following preparation thereof (and in any event within 20 Business Days after the end of each calendar month, commencing with August, 2005), an unaudited consolidated balance sheet as of the end of such month and the related statement of earnings, (ii) within two Business Days following preparation thereof (and in any event within 20 Business Days after the end of each fiscal quarter) an unaudited consolidated balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) (in the case of Reynolds), and cash flows for the quarter then ended and (iii) within two Business Days following preparation thereof (and in any event within 90 calendar days after the end of each fiscal year), an audited consolidated balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) (in the case of Reynolds), and cash flows, all of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) to be prepared in accordance with GAAP in conformity with the practices consistently applied by them with respect to such financial statements. All the foregoing must be in accordance with the books and records of the delivering company and must fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by them in conformity with their past practices) as of the last day of the period then ended.
          (b) From the Effective Time through the end of the 36th full calendar month after Effective Time, Layne will prepare and deliver to the Agent, on a quarterly basis within 60 days following the end of each fiscal quarter of Layne, an unaudited balance sheet of the Reynolds Division, together with the related income statement and statement of cash flows for such fiscal quarter.
     Section 4.5. Certain Filings; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to do the following: (i) cooperate in the preparation of any filings that may be required under the HSR Act and similar merger notification Laws of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger and (iv) execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. If, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers and directors of each party will take all such reasonably necessary action.
     Section 4.6. Public Announcements. Layne, Merger Sub, Reynolds and each Stockholder, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable Law, or by the rules and regulations of, or pursuant to any listing agreement with, the Nasdaq, as determined by Layne, Merger Sub or Reynolds, as the case may be.
     Section 4.7. Notification of Certain Matters. The Stockholders will provide prompt notice to Layne and Merger Sub, and Layne and Merger Sub will provide prompt notice to the Agent, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate such that any condition set forth in Section 5.2(a) or Section 5.3(a), as applicable, would not be satisfied and (ii) any failure of the Stockholders or Reynolds, or Layne or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 5.2(b) and Section 5.3(b), as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.7 will not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     Section 4.8. Employee Matters.
          (a) Offers of Employment. On the Closing Date, all Employees will be offered employment with Layne or a Subsidiary of Layne at a salary or wage rate commensurate with the salary or wage rate paid to such Employees immediately prior to the Closing. Such Employees who accept employment with Layne or a Subsidiary of Layne on the Closing Date will receive employee benefits, including vacation, either (i) substantially on the same terms and conditions as such benefits are being provided to the Employees by Reynolds on the Closing Date, or (ii) substantially on the same terms and conditions as such benefits are being provided to Layne’s similarly situated employees. Reynolds will use commercially reasonable efforts to encourage its Employees to accept the offers of employment extended by Layne.
          (b) Cash Bonus Plan. On the Closing Date, Layne will adopt the Reynolds Division Cash Bonus Plan in the form of Exhibit C (the “Cash Bonus Plan”) and will maintain such bonus plan through the end of the 36th full month after January 31, 2006.
          (c) Stock Options. On the Closing Date, Layne will issue an aggregate of 250,000 options for the purchase of Layne Common Stock to the key employees of Reynolds listed on Schedule 4.8(c) pursuant to Layne’s 2002 Stock Option Plan on the following terms: (i) the exercise price for the options will be the fair market value (as defined in Layne’s 2002 Stock Option Plan) of Layne Common Stock on the date of grant; (ii) the options will become exercisable as follows: 25% on the day after the first anniversary of the granting date; 50% on the day after the second anniversary of the granting date; 75% on the day after the third anniversary of the granting date; and 100% on the day after the fourth anniversary of the granting date; and (iii) the options will expire ten years after the granting date or earlier as provided in Layne’s 2002 Stock Option Plan. As a condition to Layne’s obligation to issue the stock options under this Section 4.8(c), each recipient thereof must execute and deliver to Layne a stock option agreement in the form provided for in Layne’s 2002 Stock Option Plan.

          (d) Reynolds 401(k) Plan. After the Closing Date, Layne will continue to sponsor Reynolds’ 401(k) profit sharing plan either as a merged plan with Layne’s existing 401(k) profit sharing plan or as a separate plan, unless Layne, in its sole and absolute discretion, provides the Agent with written notice at least seven days before the Closing Date that such 401(k) plan must be terminated before the Closing Date. If such notice is received, the Stockholders will (1) cause Reynolds and each ERISA Affiliate that is a plan sponsor of the Reynolds’ 401(k) plan to adopt resolutions to terminate its 401(k) plan and fully vest plan participants immediately prior to the Closing and (2) provide to Layne prior to the Closing Date evidence that the board of directors of the relevant company has adopted resolutions to terminate the 401(k) plan (the form and substance of which resolutions must be reasonably acceptable to Layne), effective as of the day immediately preceding the Closing Date but contingent on the Closing occurring. Notwithstanding the preceding provisions, neither Reynolds nor any of the Stockholders make any representation or warranty that distributions from any such 401(k) plan can be made on plan termination barring compliance with the provisions of Code Section 401(k)(10) and the regulations thereunder.
          (e) Lump Sum Distributions. If Reynolds terminates any 401(k) plan pursuant to Section 4.8(d), the Stockholders agree to cause Reynolds and each ERISA Affiliate to amend all Reynolds or ERISA Affiliate sponsored profit sharing plans that are intended to be qualified under Code Section 401(a), including any 401(k) plan, to provide that plan distributions will be made solely in the form of a lump sum and any other forms of distribution will cease to be available after the 90 day period described in United States Income Tax Treasury Regulation § 1.411(e)(1)(ii)(A). Subject to the preceding sentence, such amendment will be adopted pursuant to the same resolutions in Section 4.8(d) and must be contingent on the occurrence of the Closing.
          (f) Years of Service Credit. Effective as of the date on which any Employee becomes includable in a classification of employees eligible to participate in (i) any “employee pension benefit plan” (within the meaning of ERISA section 3(2)) sponsored by Layne, and including, but not limited to, the Layne Christensen Capital Accumulation Plan, Layne’s profit sharing/401(k) plan, ( a “Layne Pension Plan”) or (ii) any “employee welfare benefit plan” (within the meaning of ERISA section 3(1)) sponsored by Layne (a “Layne Welfare Plan”) (with respect to a Layne Pension Plan or a Layne Welfare Plan, an “Includable Employee”), if such Employee was employed by Reynolds immediately prior to the Effective Time, such Employee will be credited with his or her years of service with Reynolds under each such Layne Pension Plan for eligibility and vesting purposes and under each such Layne Welfare Plan for eligibility purposes. Those Includable Employees who otherwise meet the eligibility requirements under a Layne Pension Plan or a Layne Welfare Plan based on their age and years of service with Reynolds will become participants thereunder at the Effective Time. Those Includable Employees who, at the Effective Time, do not meet the eligibility requirements under a Layne Pension Plan or a Layne Welfare Plan based on either their age or years of service with Reynolds will become participants in the applicable Layne Pension Plans and Layne Welfare Plans on the first plan entry date under such plan that coincides with or next follows the date on which such plans’ eligibility requirements are satisfied.
          (g) HIPPA. In accordance with the provisions of HIPAA, Employees who become participants in any Layne Welfare Plan that is a “group health plan” within the meaning of ERISA section 607(1) will be given “creditable coverage” credit for their coverage under the applicable Reynolds group health plans for any pre-existing condition limitation provisions under any Layne Welfare Plan. In addition, if a condition was not a “pre-existing condition” for a participant in the applicable Reynolds group health plan, it will not be considered to be a pre-existing condition under the applicable Layne group health plan.
          (h) Employment at Will. Notwithstanding the foregoing, nothing in this Agreement constitutes an employment agreement between Layne and any Reynolds employee hired by Layne.
     Section 4.9. Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its board of directors will use commercially reasonable efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.
     Section 4.10. Repurchase of Stock of Reynolds; Cancellation of Stock Options. Prior to the Effective Time, Reynolds will repurchase from each of its shareholders that is not a Stockholder all Capital Stock of Reynolds owned by such shareholders and will take such actions as are necessary to terminate all existing stock options such that immediately prior to the Effective Time all of the Capital Stock of Reynolds is owned by the Stockholders and there are no outstanding existing rights to acquire any such Capital Stock.
     Section 4.11. Board Representation. At the Effective Time, the board of directors of Layne will expand the class of directors of Layne expiring in 2006 by one board member and Jeffrey Reynolds will be elected by the board of directors of Layne to fill such vacancy. At the annual meeting of stockholders to be held in 2006, Layne will nominate Jeffrey Reynolds as a board member for the class of directors expiring in 2009 (if there are classes of directors at such time) and the Board of Directors will recommend that the Layne stockholders vote in favor of his election as a board member. In addition, so long as Jeffrey Reynolds is employed by Layne or one of its Affiliates, Jeffrey Reynolds will be appointed a member of the board of directors of the Surviving Company.
     Section 4.12. Confidentiality.
          (a) The parties have previously executed a Confidentiality Agreement, dated as of February 19, 2004, pursuant to which Layne agreed to keep information with respect to Reynolds confidential (the "Reynolds Confidentiality Agreement”) and a Confidentiality Agreement dated as of July 14, 2005 pursuant to which Reynolds and the Stockholders agreed to keep information with respect to Layne confidential (the “Layne Confidentiality Agreement” and collectively with the Reynolds Confidentiality Agreement, the “Confidentiality Agreements”). The parties acknowledge that the Confidentiality Agreements are still in full force and effect.

          (b) Between the date of this Agreement and the Closing Date, Layne, Reynolds and the Stockholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Layne, Reynolds and the Stockholders to maintain in confidence any written, oral, or other information obtained in confidence from another party in connection with this Agreement and will use such information solely for the purpose of consummating the transaction contemplated by this Agreement.
          (c) If the Merger is not consummated, the parties will return or destroy all material containing or reflecting any information relating to the disclosing party and will not retain any copies, extracts, or other reproductions thereof.
          (d) The Stockholders and Reynolds hereby acknowledge that they are aware (and, if applicable, that their agents who are apprised of this matter have been advised) that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
          (e) If the Closing occurs, the Stockholders agree that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to Reynolds, the Reynolds Division or its assets or properties will be maintained in confidence and may not be divulged by the Stockholders or their respective Affiliates to any Person.
          (f) Notwithstanding anything contained in this Section 4.12, any such information may be disclosed as and to the extent provided in the Confidentiality Agreements.
          (g) The provisions of this Section 4.12 serve as a supplement and amendment to each of the Confidentiality Agreements.
     Section 4.13. Releases and Termination. Each Stockholder hereby releases and discharges Layne and its Affiliates (including the Surviving Corporation after the Effective Time) and their respective successors, heirs and assigns from any and all obligations (including indemnification obligations) and claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, including any and all Losses, whether such Losses arise in tort, contract or statute, including obligations, claims or damages (a) arising under the certificate or articles of incorporation or bylaws or similar organizational documents of Reynolds or its Subsidiaries, any Contract or the IBCL and (b) relating to actions or omissions of Reynolds and its Subsidiaries, or any acts or omissions of the officers, directors, shareholders, officers, managers, members or partners (former or present), including those committed while serving in their capacity as managers, partners, shareholders, directors, officers, members, employees or similar capacities, of Reynolds or its Subsidiaries, and including in each case any and all claims that such Stockholder does not know or suspect to exist in his, her or its favor as of the date of this Agreement. Each Stockholder hereby waives any preemptive rights that he may have, or ever had, with respect to any Capital Stock in Reynolds and waives any right he or she may have under the certificate or articles of incorporation or bylaws or similar organizational documents of Reynolds or its Subsidiaries or otherwise to acquire any Capital

Stock in Reynolds being transferred pursuant to, or as contemplated by, this Agreement or any transfer that occurred prior to the date of this Agreement. THE RELEASES CONTAINED IN THIS SECTION 4.13 APPLY TO ALL CLAIMS, AND THE STOCKHOLDERS AGREE TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Section 4.14. Tax Returns; Indemnification; Liability for Taxes.
          (a) The Stockholders will indemnify, defend and hold Reynolds, Layne and Merger Sub and each Affiliate of Reynolds, Layne and Merger Sub (including the Surviving Corporation) harmless against and from (i) all Taxes of Reynolds and its Subsidiaries for all taxable years, periods or portions thereof that end on or before the Closing Date (“Pre-Closing Tax Periods”) that are not paid prior to the Closing Date and for which adequate reserve was not made on the Closing Balance Sheet; (ii) all Taxes of Reynolds due or accrued or subsequently determined to be due through the Closing Date in respect of any taxable year or period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period”) to the extent that the Closing Balance Sheet did not contain adequate reserves for such Taxes; and (iii) all Stockholder Indemnified Liabilities attributable to such Taxes.
          (b) Layne will prepare and file or cause to be prepared and filed on a timely basis all Tax Returns of Reynolds for periods commencing on or after the Closing Date and Straddle Periods. The Stockholders will prepare or cause to be prepared on a timely basis all income Tax Returns of Reynolds for periods ending on or before the Closing Date and all other Tax Returns of Reynolds for periods ending on or before the Closing Date that are due on or before the Closing Date.
          (c) Layne will deliver to the Agent a calculation by Layne pursuant to the provisions of Section 4.14(d) of the amount of the Taxes shown on any such Straddle Period Tax Return that are attributable to the Pre-Closing Tax Period. No later than ten Business Days after receipt of such calculation by the Agent, the Stockholders will pay to Layne an amount equal to the amount of such Taxes of Reynolds attributable to the Pre-Closing Tax Period pursuant to such calculation to the extent, if any, that such amount exceeds the sum of any estimated payments, deposits or credits made or applied prior to the Closing Date and any amount reserved for tax liabilities on the Closing Balance Sheet with respect to such Tax for the Straddle Period Tax Return. If the Agent disagrees with such calculation, the Stockholders will not be relieved of their obligation to pay the amount resulting from such calculation, but may instead request that such calculation be reviewed by an independent accounting firm mutually agreeable to both the Agent and Layne. The decision of such independent accounting firm will be final and binding upon the parties, and the Agent and Layne will each bear one-half of the fees and expenses of such accounting firm.
          (d) In the case of any Straddle Period:

               (i) The periodic Taxes of Reynolds that are not based on income or receipts (including property Taxes, but excluding sales and use and payroll Taxes) for the portion of any Pre-Closing Tax Period will be computed based on the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax period; and
               (ii) Taxes of Reynolds for the Pre-Closing Tax Period (other than Taxes described in Section 4.14(d)(i)) will be computed as if such taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of Reynolds attributable to the ownership by Reynolds of any equity interest in any partnership or other “flowthrough” entity, as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date, and, in each case, if such Taxes are income Taxes, such income Taxes will be computed by determining the items of income, expense, deduction, loss or credit on a “closing of the books” basis as of the end of the Closing Date.
     Section 4.15. Cooperation. Reynolds, the Stockholders and Layne will reasonably cooperate, and will cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Layne recognizes that the Agent may need access, from time to time, after the Closing Date, to certain accounting information pertinent to events occurring prior to the Closing Date; therefore, Layne agrees that (i) from and after the Closing Date, Layne will, and will cause the Surviving Corporation to (A) retain and maintain such records until such time as the Agent reasonably agree(s) that such retention and maintenance is no longer required; and (B) allow the Agent and its agents and representatives, at the Stockholders’ expense, to inspect, review and make copies of such records as the Agent may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and (ii) Layne will not, and will cause the Surviving Corporation not to, dispose of any of such records without first providing the Agent with an opportunity to take possession of such records or to make copies thereof prior to any such disposal.
     Section 4.16. Conduct of Audits and Other Procedural Matters. Each party will have the right, at its own expense, to control any audit or examination by any taxing authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (“Proceedings”) for any taxable period for which that party or any of its Affiliates is charged with payment or indemnification responsibility under this Agreement. Each party will promptly forward to the other all written notifications and other written communications from any taxing authority received by such party or its Affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its Affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party will promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and will not enter into any closing agreement or final settlement with any taxing authority with respect to any such liability without the written consent of the indemnified parties, which consent may not be unreasonably withheld, conditioned or delayed. Where a party has withheld its consent to any closing agreement or final settlement, such party will continue or initiate further proceedings, at its own expense, and the liability of the party giving upon control of such Proceeding, and after giving effect to this Section 4.16, will not exceed the liability that would have resulted from the proposed closing agreement or final settlement (including interest, additions to tax and penalties that have accrued at that time). In the case of any Proceedings relating to any Straddle Period, the parties will jointly control such Proceedings and the principles of this Section 4.16, and the right and obligations of the parties pursuant hereto, will apply to such jointly controlled Proceedings. Each party will, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it or its Affiliates to take any and all actions such party reasonably requests with respect to any Proceedings that such party controls singly or jointly. The failure by a party to provide timely notice under this Section 4.16 will relieve the other party from its obligations under this Section 4.16 with respect to the subject matter of any notification not timely forwarded, but only to the extent the other party has suffered a loss or other economic detriment because of such failure to provide notification in a timely fashion.
     Section 4.17. Stockholder Receivables. All amounts owing to Reynolds by Jeffrey Reynolds, Jerry Reynolds, Mark Accetturo or any of their Affiliates will be paid on or prior to the Closing Date.
     Section 4.18. Environmental Cleanup.
          (a) Layne is undertaking limited subsurface investigation (“Additional Investigation”) on the Reynolds’ properties located in Middletown, Ohio, Indianapolis, Indiana and Orleans, Indiana (each a “Subject Property” and collectively the “Subject Properties”) based on the recommendations in each Subject Property’s Phase I Environmental Site Assessments dated August 23, 2005, completed by Tetra Tech EM, Inc. (“Tetra Tech”) and agreed upon between Layne and Reynolds.
          (b) Layne will deliver, or cause Tetra Tech to deliver, copies of the completed results of the Additional Investigation to the Agent, together with the proposed remediation recommendations, if any, of Tetra Tech regarding the results of the Additional Investigation (the “Recommended Environmental Remediation”). Upon receipt of the results of the Additional Investigation, Layne and Agent will review such results and the Recommended Environmental Remediation of Tetra Tech, if any, to be performed at each Subject Property to determine an environmental remediation strategy, to the extent remediation is required by applicable Environmental Law to obtain for the benefit of Layne and Stockholders a “No Further Action Letter,” Certificate of Completion”, or equivalent response from the applicable Government Entity. If Layne and the Agent agree to an environmental remediation strategy, such strategy becomes the “Final Environmental Remediation.” If, however, the Agent disagrees with the Recommended Environmental Remediation, or if Layne and the Agent can not agree upon a final remediation strategy for each of the Subject Properties, the Agent may, within ten Business Days of receipt of the Recommended Environmental Remediation or within ten Business Days of meeting with Layne to determine an environmental strategy, so notify Layne and promptly cause the Additional Investigation and the Recommended Environmental Remediation to be reviewed by a third-party environmental advisor selected jointly by Tetra Tech and Reynolds’ environmental advisors. Such third-party environmental advisor will determine a final remediation strategy, to the extent remediation is required by Environmental Law, as soon as practicable, in which case such determined final remediation strategy (the “Determined Final Environmental Remediation”) will be final and binding on Layne and the Stockholders.
          (c) The Stockholders covenant and agree that after the determination of the Final Environmental Remediation or the Determined Final Environmental Remediation, as the case may be, (the “Remediation”) the Agent will cause the Remediation to be promptly and diligently performed by a qualified environmental contractor, under the direction of the Agent, in accordance with Environmental Law. The specific implementation of the Remediation will be subject to the reasonable discretion of the Agent subject only to compliance with any applicable Environmental Law and the approval of any Governmental Entity with responsibility for the Remediation necessary to obtain for the benefit of Layne and the Stockholders a “No Further Action Letter,” “Certificate of Completion” or equivalent response from the applicable Government Entity. The Agent will inform Layne of the credentials and experience of the contractor and Layne will have the right to approve or disapprove the contractor selection, which consent may not be unreasonably withheld, conditioned or delayed. The Agent will be responsible for notification to, and coordination with, to the extent required by Environmental Law and this Agreement, any Governmental Entity of the Remediation. The Stockholders further covenant and agree that the Agent will cause the items listed on Schedule 4.18(c) to be performed, under the direction of the Agent, to the reasonable satisfaction of Layne. The Agent will provide Layne with periodic progress reports on the Remediation and the performance of the items listed on Schedule 4.18(c) on a periodic basis, not less than once each three months.
          (d) Layne covenants and agrees to use its commercially reasonable efforts, at the Stockholders’ sole cost and expense, to assist the Agent to the extent required, to complete the Remediation, including executing any documents necessary to effectuate the Remediation.
          (e) The Stockholders will be solely responsible for the cost and expense of the Remediation and for the cost and expense of performing the items listed on Schedule 4.18(c), up to an aggregate amount equal to the Merger Consideration. In no event will such costs be subject or applied to the basket contained in Section 6.1(b). Such costs are to be paid from the Escrow Account to the extent available and thereafter in accordance with Section 6.9(a).
     Section 4.19. Assignment of Airport Hanger Space. On or before the Closing Date, Reynolds will assign all of its right, title and interest in and to Jet Transport, LLC, a Florida limited liability company, the Lease Agreement, dated February 17, 1998, between Reynolds and the Board of Aviation Commissioners, Orleans, Indiana.
ARTICLE 5
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) no statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party that prohibits, restrains, enjoins or restricts the consummation of the Merger;
          (b) any waiting period applicable to the Merger under the HSR Act and similar merger notification Laws of foreign Governmental Entities have terminated or expired;
     Section 5.2. Conditions to the Obligations of Reynolds and the Stockholders. The obligation of Reynolds and the Stockholders to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) the representations and warranties of Layne and Merger Sub contained in this Agreement are true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations are true and correct as of such earlier date) and, at the Closing, Layne and Merger Sub have delivered to Reynolds and the Agent a certificate to that effect, executed by two executive officers of Layne and Merger Sub;
          (b) each of the covenants and obligations of Layne and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement have been duly performed in all material respects at or before the Effective Time and, at the Closing, Layne and Merger Sub have delivered to Reynolds and the Agent a certificate to that effect, executed by two executive officers of Layne and Merger Sub;
          (c) there has not been a Material Adverse Effect on Layne;
          (d) the shares of Layne Common Stock issuable to the Stockholders pursuant to this Agreement and such other shares of Layne Common Stock required to be reserved for issuance in connection with the Merger have been authorized for listing on the Nasdaq upon official notice of issuance;
          (e) Layne has executed and delivered to the Agent a stock option agreement for the issuance to each of the individuals listed on Schedule 4.8(c) options to purchase the number of shares of Layne Common Stock set forth opposite their name on Schedule 4.8(c);
          (f) A certificate, dated as of the Closing Date, signed by the corporate secretary of each of Layne and Merger Sub, attaching (1) certified copies of the certificate of incorporation and bylaws of Layne, (2) certified copies of the articles of incorporation and bylaws of Merger Sub, (3) copies of certificates of existence and good standing for each of Layne and Merger Sub issued by the Delaware Secretary of State and the Indiana Secretary of State, respectively, dated as of a recent date; and (4) resolutions of the board of directors of each of Layne and Merger Sub, duly authorizing the execution, delivery and performance by each of Layne and Merger Sub of their respective obligations to be performed pursuant to this Agreement and each other Transaction Document;
          (g) The board of directors of Layne has adopted the Cash Bonus Plan in the form of Exhibit C.

          (h) Layne has executed and delivered the Registration Rights Agreement in the form of Exhibit D.
          (i) Reynolds is satisfied in its sole discretion with the results of its due diligence with respect to the items listed on Schedule 5.2(i).
          (j) Layne and the Escrow Agent have executed and delivered to the Stockholders the Escrow Agreement in the form of Exhibit B.
          (k) Layne has delivered the legal opinion of Steven F. Crooke, dated the Closing Date, in form and substance reasonably acceptable to the Agent.
          (l) Layne has delivered the legal opinion of Stinson Morrison Hecker LLP, dated the Closing Date, in form and substance reasonably acceptable to the Agent.
     Section 5.3. Conditions to the Obligations of Layne and Merger Sub. The obligation of Layne and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions. Notwithstanding the failure of any one or more of such conditions, Layne and Merger Sub may nevertheless proceed with closing without satisfaction, in whole or in part, of any one or more of such conditions, which action will not prejudice their right to recover Losses under Article 6.
          (a) the representations and warranties of the Stockholders contained in this Agreement are true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations are true and correct as of such earlier date) and, at the Closing, the Agent has delivered to Layne and Merger Sub a certificate to that effect, executed by the Agent;
          (b) each of the covenants and obligations of Reynolds and the Stockholders to be performed at or before the Effective Time pursuant to the terms of this Agreement have been duly performed in all material respects at or before the Effective Time and, at the Closing, Reynolds and the Agent have delivered to Layne and Merger Sub a certificate to that effect, executed by the Agent and two executive officers of Reynolds;
          (c) there has not been a Material Adverse Effect on Reynolds;
          (d) Layne is satisfied in its sole discretion with the results of its due diligence with respect to the items listed on Schedule 5.3(d);.
          (e) Layne has received a satisfactory commitment for financing the payment of the Cash Consideration and the payment of all costs and expenses incurred in connection with the transactions contemplated herein, and the lender has funded at the Closing;
          (f) the Stockholders have executed and delivered to Layne the Registration Rights Agreement in the form of Exhibit D;

          (g) Each of the Stockholders and the Escrow Agent have executed and delivered to Layne the Escrow Agreement in the form of Exhibit B;
          (h) Each of the individuals listed on Schedule 4.8(c) have executed and delivered to Layne a stock option agreement for options to purchase the number of shares of Layne Common Stock set forth opposite their name on Schedule 4.8(c);
          (i) A certificate, dated as of the Closing Date, signed by the corporate secretary of Reynolds, attaching (1) certified copies of the articles of incorporation and bylaws of Reynolds, (2) copies of certificates of existence and good standing for Reynolds and each of its Subsidiaries issued by the Indiana Secretary of State and each other state in which Reynolds or such Subsidiary is qualified to do business as a foreign corporation dated as of a recent date; (3) resolutions of the board of directors and the shareholders of Reynolds, duly authorizing the execution, delivery and performance by Reynolds of its obligations to be performed pursuant to this Agreement and each other Transaction Document and the consummation of the Merger;
          (j) Layne has received payoff letters from each lender or creditor of Reynolds relating to the payment in full of all outstanding Debt of Reynolds and its Subsidiaries as of the Closing and all Liens related thereto have been released, all in form and substance satisfactory to Layne and its counsel;
          (k) Layne has received copies of all permits, consents or approvals of third parties or Governmental Entities, the granting of which are necessary for the consummation of the transactions contemplated herein or for preventing the termination of any right, privilege, license, permit, certificate or agreement of Reynolds and its Subsidiaries upon the consummation of the transactions contemplated herein;
          (l) Layne has received copies of resignations of all of the officers, directors, trustees and plan administrators of Reynolds and its Subsidiaries;
          (m) The Stockholders have delivered the opinion of Ice Miller, dated the Closing Date, in form and substance reasonably acceptable to Layne;
          (n) Layne has received a copy of the executed assignment to Jet Transport, Inc. contemplated by Section 4.19; and
          (o) All other documents reasonably requested by Layne to be delivered by Reynolds, its Subsidiaries or any Stockholder in connection with the consummation of the transactions contemplated by this Agreement have been delivered.
ARTICLE 6
INDEMNIFICATION
     Section 6.1. Indemnities of the Stockholders.
          (a) Stockholder Indemnified Liabilities. Subject to the provisions of this Article 6, from and after the Closing, each Stockholder will jointly and severally indemnify,

defend and hold harmless Layne, Layne’s Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees and the Surviving Corporation (collectively, the “Layne Indemnified Parties”) from, against and in respect of any Environmental Claims, damages, losses, liabilities (whether based on contract, tort, product liability, strict liability or otherwise), obligations, claims, demands, settlements, judgments of any kind, interest or expenses (including attorney’s fees and expenses) (collectively, “Loss”) that arise out of, relate to or result from any of the following described matters (collectively, the “Stockholder Indemnified Liabilities,” and individually as a "Stockholder Indemnified Liability”): (i) any representation or warranty made by Reynolds or any Stockholder in this Agreement or the other Transaction Documents not having been true and correct as of the date of this Agreement or as of the Closing Date without regard to the standards of materiality contained herein or therein (provided that the text of any representation or warranty that refers to a specific date will continue to refer to such date) or (ii) any breach by Reynolds or any Stockholder of any covenant or obligation of Reynolds or any Stockholder in this Agreement; and (iii) any Taxes of any of their respective Affiliates or with respect to the income or operations of Reynolds or any of its Affiliates or Taxes relating to the assets or business of Reynolds, in each case attributable to any Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date (other than Taxes accrued as a current liability on the Closing Date Balance Sheet). The rights of the Layne Indemnified Parties will be limited as provided in Sections 6.1(b), 6.1(c) and 6.1(d), but will not be limited by or to any amounts held pursuant to the Escrow Agreement.
          (b) Basket. In no event will any amount be recovered from the Stockholders for any Stockholder Indemnified Liability resulting from matters described in Section 6.1(a) until the aggregate amount of all Stockholder Indemnified Liabilities incurred by the Layne Indemnified Parties exceeds $500,000, in which event the Stockholders will be obligated, subject to the other provisions of this Agreement, to indemnify the Layne Indemnified Parties to the full extent of any such Stockholder Indemnified Liability that exceeds $500,000; provided, however, that the Stockholders’ liability for any Stockholder Indemnified Liability will not be limited as set forth above in this Section 6.1(b) if such Stockholder Indemnified Liability (i) relates to a breach of any representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.5, 2.11, 2.12, 2.15, 2.20, 2.24 or 2.25 or (ii) arises pursuant to Section 6.1(a)(ii) or Section 6.1(a)(iii).
          (c) Cap.
               (i) Except as provided in Section 6.1(c)(iv), the maximum liability hereunder of any Stockholder may not exceed such Stockholder’s respective Pro-Rata Share of any Loss, up to an aggregate amount for all Losses not to exceed an aggregate amount equal to the Merger Consideration received hereunder by such Stockholder. “Pro-Rata Share”, with respect to a Stockholder, is the percentage set forth opposite such Stockholder’s name on Section 6.1(c)(i) of the Reynolds Disclosure Letter.
               (ii) Except as provided in Sections 6.1(c)(iii) and 6.1(c)(iv), the Stockholders will not be required to make payments in respect of Stockholder Indemnified Liabilities in the aggregate that exceed $20,000,000.

               (iii) The Stockholders’ liability for any Stockholder Indemnified Liability will not be limited as set forth in Section 6.1(c)(ii) if such Stockholder Indemnified Liability (i) relates to a breach of any representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.5, 2.11, 2.12, 2.15 or 2.20 or (ii) arises pursuant to Section 6.1(a)(ii) or Section 6.1(a)(iii).
               (iv) The Stockholders’ liability for any Stockholder Indemnified Liabilities will not be limited as set forth in Section 6.1(c)(i) or 6.1(c)(ii) if Reynolds or any Stockholder engaged in fraud or criminal conduct in connection with this Agreement.
          (d) Time Limitations. In no event will any of the Layne Indemnified Parties be permitted to make any claim under Section 6.1(a) unless such claim is first made on or prior to the second anniversary of the Closing Date; provided, however, that such two-year survival period will not apply to (i) any claim under Section 6.1(a)(i) relating to the breach of any representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.5, 2.15 or 2.24 or any claim under Section 6.1(a)(ii) (which claim, in any such case, may be asserted indefinitely) or (ii) any claim under Section 6.1(a)(i) relating to the breach of any representation or warranty contained in Section 2.12 or under Section 6.1(a)(iii) (which claim, in either case, must be asserted on or before the date that is six months after the expiration of any applicable statutes of limitation). Notwithstanding the foregoing, if at the expiration of any such time limit there are then pending any such claims under this Agreement, the Layne Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim.
     Section 6.2. Indemnities of Layne.
          (a) Layne Indemnified Liabilities. Subject to the provisions of this Article 6, from and after the Closing, Layne will indemnify, defend and hold harmless the Stockholders, and their respective agents, consultants and attorneys (collectively, the “Stockholder Indemnified Parties”) from, against and in respect of any Losses that arise out of, relate to or result from any of the following described matters (collectively, the “Layne Indemnified Liabilities”): (i) any representation or warranty made by Layne in this Agreement or the other Transaction Documents not having been true and correct as of the Closing Date without regard to the standards of materiality contained herein or therein (provided that the text of any representation or warranty that refers to a specific date will continue to refer to such date) and (ii) any breach by Layne of any covenant or obligation of Layne in this Agreement.
          (b) Basket. In no event will any amount be recovered from Layne for any Layne Indemnified Liability resulting from matters described in Section 6.2(a) until the aggregate amount of all Layne Indemnified Liabilities incurred by the Stockholder Indemnified Parties exceeds $500,000, in which event Layne will be obligated, subject to the other provisions of this Agreement, to indemnify the Stockholder Indemnified Parties to the full extent of any such Layne Indemnified Liability that exceeds $500,000; provided, however, that Layne’s liability for any Layne Indemnified Liability will not be limited as set forth above in this Section 6.2(b) if such Layne Indemnified Liability (i) relates to a breach of any representation or warranty contained in Sections 3.1, 3.2, 3.3 or 3.5 or (ii) arises pursuant to Section 6.2(a)(ii).
          (c) Cap.

               (i) Except as provided in Section 6.2(c)(iv), the maximum liability hereunder of Layne may not exceed $40,000,000.
               (ii) Except as provided in Sections 6.2(c)(iii) and 6.2(c)(iv), Layne will not be required to make payments in respect of Layne Indemnified Liabilities in the aggregate that exceed $8,000,000.
               (iii) Layne’s liability for any Layne Indemnified Liability will not be limited as set forth in Section 6.2(c)(ii) if such Layne Indemnified Liability (i) relates to a breach of any representation or warranty contained in Section 3.1, 3.2, 3.3 or 3.5 or (ii) arises pursuant to a Section 6.2(a)(ii).
               (iv) Layne’s liability for such Layne Indemnified Liabilities will not be limited as set forth in Sections 6.2(c)(i) or 6.2(c)(ii) if Layne engaged in fraud or criminal conduct in connection with this Agreement.
          (d) Time Limitation. In no event will any of the Stockholder Indemnified Parties be permitted to make any claim under Section 6.2 unless such claim is first made on or prior to the second anniversary of the Closing Date, provided, however, that such two year survival period will not apply to any claim under Section 6.2(a)(i) relating to the breach of any representation or warranty contained in Sections 3.1, 3.2, 3.3 or 3.5 or any claim under Section 6.1(a)(ii) (which claim, in any such case, may be asserted indefinitely) except that if there is then pending any such claim under this Agreement, the Stockholder Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim.
     Section 6.3. Claim Procedures. Each party that desires to make a claim for indemnification pursuant to this Article 6 (an “Indemnified Party”) must provide notice (a “Claim Notice”) thereof in writing to Layne (if the Indemnified Party is a Stockholder Indemnified Party) or to the Agent (if the Indemnified Party is a Layne Indemnified Party) (“Indemnifying Party”), specifying in reasonable detail the nature and basis for such claim and a copy of all papers served with respect to such claim (if any). For purposes of this Section 6.3, receipt by a party of written notice of any Third-Party Claim that gives rise to a claim on behalf of such party requires prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice does not relieve an Indemnifying Party from liability hereunder with respect to such claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.
     Section 6.4. Calculation, Timing, Manner and Characterization of Indemnification Payments.
          (a) Payment of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim will be made as and when Loss with respect thereto are incurred by the Indemnified Party and within five Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim will be made within five Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 6 or

(ii) if disputed, the date of the adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement. All amounts due and payable hereunder (x) with respect to a Third-Party Claim, will bear interest at the prime rate plus 200 basis points from the date due and payable hereunder until the date paid and (y) with respect to a claim other than a Third-Party Claim, will bear interest at the prime rate plus 200 basis points from the date the Indemnified Party suffers the Loss until the date paid.
          (b) Any indemnity payments made hereunder will be treated for all Tax purposes as an adjustment to the Merger Consideration unless otherwise required by applicable Law.
     Section 6.5. Recovery. If Losses suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of this Article 6 independently (as contemplated in Section 6.7), such Indemnified Party is only permitted to recover with respect to any particular Loss suffered by it one time because it is the parties’ intent that once any particular Loss has been recovered by a particular Indemnified Party under one provision, such Loss no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Loss under another provision would constitute an unintended and prohibited “double” recovery. Notwithstanding the foregoing, an Indemnified Party will be entitled to seek recovery under such provisions of this Agreement that maximizes its recovery (e.g., if particular Losses would be subject to the basket of Section 6.1(b) if a claim were made under one provision but would not be subject to such basket if made under another provision, or if Loss would be time barred under Section 6.1(d) if a claim were made under one provision but would not be time barred if made under another provision, then the Indemnified Party may seek recovery under the provision that is not subject to the basket or is not time barred). The amount of any Losses for which indemnification is provided hereunder will be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses. An Indemnified Party who has received a recovery for Losses arising from breach of a representation, warranty, agreement or covenant contained in this Agreement that is subject to indemnification will have no right to recover twice for the same Losses under the indemnification provided in this Agreement nor will its insurer be entitled to any kind of subrogation or substitution that would give it the right to make a claim against the Indemnifying Party. The Indemnified Party will use commercially reasonable efforts to pursue reimbursement for Losses under the Indemnified Party’s insurance policies.
     Section 6.6. Survival. Except to the extent expressly limited by this Agreement, the representations, warranties, and indemnities set forth in this Article 6 and all covenants of the parties herein (other than covenants that expressly terminate as of the Effective Time) will survive the Closing and delivery of the Transaction Documents.
     Section 6.7. Reliance. The parties acknowledge and agree that any of the subsections of Section 6.1 or Section 6.2, as applicable, may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter and without regard to the Knowledge of any party entitled to the benefits of the provisions of this Article 6.

     Section 6.8. Control of Third-Party Claims.
          (a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party has the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party must cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party is not entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed.
          (b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third-Party Claim), does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Third-Party Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party is entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party may not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned, or delayed).
          (c) Notwithstanding anything in this Section 6.8 to the contrary, Layne is in all cases entitled to control the defense of a Third-Party Claim if Layne reasonably believes (i) such Third-Party Claim could result in liabilities that, taken together with other then outstanding claims by Layne under this Agreement, could exceed the amount that Layne believes it will be able to collect from the Stockholders under this Agreement or (ii) such Third-Party Claim could adversely effect in any material respect Layne or its Affiliates (including the Surviving Corporation) other than as a result of money damages or if injunctive or other non-monetary relief has been sought against Layne or its Affiliates (including the Surviving Corporation).
     Section 6.9. Offset Rights and Limitations.
          (a) If any amounts are finally determined to be owing to Layne or Merger Sub from a Stockholder in accordance with the terms of this Agreement through either an agreement of the parties or by final adjudication of such amount and such amounts are not paid to Layne or Merger Sub within the appropriate time period specified in this Agreement, then, in any such case, Layne or Merger Sub will first offset against the Escrow Amount, then offset against either or both the Earn-Out Payment and the retainage payments to be deposited by Layne into the Escrow Account, then pursue remedies directly against such Stockholder.
          (b) For purposes of determining the appropriate number of shares of Layne Common Stock to be used to offset any amounts owed by such Stockholder to Layne in accordance with Section 6.9(a), the Layne Common Stock will be valued at the average closing price of Layne Common Stock for the five previous Business Days prior to the date of the offset.
     Section 6.10. Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE 6 BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, BUT LIMITED TO THE EXTENT PROVIDED ABOVE, SUCH INDEMNITIES WILL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE 6 WILL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.
     Section 6.11. Agent. If one or more of the Stockholders are an Indemnifying Party with respect to a claim, then the Agent will have the authorization, power and authority to take any and all action and to make and agree to any agreement for all such Stockholders with respect to such claim and that such determination will be binding upon such Stockholders. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, each Stockholder will indemnify, defend and hold harmless the Agent and any Affiliate of the Agent with respect to any claim asserted against or Loss incurred by or on behalf of the Agent or such Affiliate of the Agent as a result of the Agent carrying out his or her duties and obligations as the Agent as contemplated by this Agreement or any of the Transaction Documents.
     Section 6.12. No Liability of Officers and Directors. Each Stockholder, Merger Sub and Layne acknowledges and agrees that he, she or it will not assert any claims the party may have arising under this Agreement against the officers or directors of any other party hereto or of any Affiliate thereof; provided, however, that the foregoing does not limit the rights of Layne or Merger Sub to assert any claims they may have arising under this Agreement against a Stockholder that is also an officer or director of Reynolds.

ARTICLE 7
TERMINATION; AMENDMENT; WAIVER
     Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
          (a) by mutual written consent of Layne, Merger Sub, Reynolds and the Agent;
          (b) by Layne, Merger Sub, the Agent or Reynolds if (i) any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party has issued a final order, decree or ruling, or taken any other final action, permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or becomes nonappealable or (ii) the Merger has not been consummated by October 31, 2005 (the “Final Date”); provided that no party may terminate this
          Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of his, her or its obligations under this Agreement in all material respects has been the reason that the Effective Time did not occur on or before such date;
          (c) by Reynolds or the Agent if (i) there has been a breach of any representation or warranty on the part of Layne or Merger Sub set forth in this Agreement, or if any such representation or warranty of Layne or Merger Sub becomes untrue, in both cases, such that the condition set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that Reynolds and the Stockholders have not breached any of their obligations hereunder in any material respect which breach is continuing at such time; or (ii) there has been a material breach by Layne or Merger Sub of any of its covenants or obligations to be performed under this Agreement, and Layne or Merger Sub, as the case may be, has not cured such breach (if capable of being cured) within 20 Business Days after notice by Reynolds or the Agent thereof, provided that Reynolds and the Stockholders have not breached any of their obligations hereunder in any material respect which breach is continuing at such time.
          (d) by Layne or Merger Sub if (i) there has been a breach of any representation or warranty on the part of Reynolds or any Stockholder set forth in this Agreement, or if any such representation or warranty of Reynolds or any Stockholder becomes untrue, in both cases, such that the condition set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Layne nor Merger Sub has breached any of its obligations hereunder in any material respect which breach is continuing at such time; or (ii) there has been a material breach by Reynolds or any Stockholder of any of their covenants or obligations to be performed under this Agreement, and Reynolds and the Stockholders have not cured such breach (if capable of being cured) within 20 Business Days after notice by Layne or Merger Sub thereof, provided that neither Layne nor Merger Sub has breached any of its obligations hereunder in any material respect which breach is continuing at such time.
     Section 7.2. Effect of Termination. Upon the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void and have no effect without any liability on the part of any party, or any of its respective Affiliates, directors, officers or stockholders, other than the provisions of this Section 7.2, Sections 4.12 and 7.3, and all of Article 8. Nothing contained in this Section 7.2 relieves any party from liability for any breach of this Agreement prior to such termination.
     Section 7.3. Amendment. This Agreement may be amended by action taken by Reynolds, Layne, Merger Sub and the Agent. This Agreement (including the Reynolds Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties to such amendment.
     Section 7.4. Extension; Waiver. At any time prior to the Effective Time, Layne and the Merger Sub, on the one hand, or Reynolds and the Agent, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party to assert any of his, her or its rights hereunder will not constitute a waiver of such rights.
ARTICLE 8
MISCELLANEOUS
     Section 8.1. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, except that (i) the fees and expenses incurred in connection with any filings required under the HSR Act and similar foreign merger notification Laws will be shared equally by the Stockholders and Layne and (ii) any expenses incurred by Reynolds or any of its Subsidiaries will be paid by the Stockholders and no such expenses will be borne by Reynolds or its Subsidiaries.
     Section 8.2. Entire Agreement; Assignment. This Agreement (including the Reynolds Disclosure Letter and the exhibits and schedules hereto) and the Confidentiality Agreements (i) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (ii) may not be assigned by operation of law or otherwise; provided, however, that (i) Merger Sub may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Layne, (ii) Layne is permitted to collaterally assign (without the consent of Reynolds or the Stockholders) this Agreement and the other Transaction Documents and its rights herein and therein to Layne’s or any of Layne’s Affiliates’ lenders and (iii) subject to Section 1.12(f), Layne may assign without the consent of Reynolds or the Stockholders the provisions and benefits of this Agreement to any transferee of all or substantially all of the Reynolds Division, and each of the Stockholders and Reynolds hereby consents to any such assignment.
     Section 8.3. Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby.
     Section 8.4. Appointment of Agent. Each Stockholder hereby appoints Jeffrey Reynolds as his or her agent for all purposes under this Agreement (the “Agent”) with full authority and power of substitution to act in the name, place and stead of the Stockholders with respect to the consummation of the transactions contemplated hereunder. Each of the Stockholders hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Agent under this Agreement and the Escrow Agreement and hereby agrees to indemnify and hold harmless the Agent from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any claim, action, dispute or proceeding between any such person or persons and the Stockholders or between any such Person or Persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions.
     Section 8.5. Notices. Any notice, request, consent or communication under this Agreement will be effective only if it is in writing and (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) sent via facsimile transmission, with a copy simultaneously sent by one of the methods set forth in clauses (i) or (iii), addressed as follows:

if to Layne or Merger Sub:	Layne Christensen Company
Attn: President
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
Fax: (913) 362-8823

with a copy to:	Layne Christensen Company
Attn: Vice President and General Counsel
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
Fax: (913) 362-8823

with a copy to:	Patrick J. Respeliers
Stinson Morrison Hecker LLP
1201 Walnut Street
Kansas City, Missouri 64104
Fax: (816) 691-3495

if to Reynolds or any
Stockholder to:	Jeffrey Reynolds
Reynolds, Inc.
4520 North State Road
Orleans, Indiana 47452
Fax: (812) 278-4538

with a copy to:	Steven K. Humke
Ice Miller
One American Square
Box 82001
Indianapolis, Indiana 46282-0002
Fax: (317) 592-4675
or such other Persons or addresses as are furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 8.5.
     Section 8.6. Governing Law. This Agreement is governed by and is to be construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law thereof.
     Section 8.7. Parties in Interest. This Agreement is binding upon and will inure solely to the benefit of each party hereto and his, her or its heirs, personal representatives, successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 8.8. Certain Definitions. For the purposes of this Agreement the term:
          (a) “Affiliate” has the meaning assigned to such term in Rule 405 of the Securities Act;
          (b) “Business Day” means any day other than a day on which (i) banks in Kansas or Indiana are required or authorized by Law to be closed or (ii) the Nasdaq is closed;
          (c) “Capital Stock” means, with respect to any Person, common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests therein;
          (d) “GAAP” means United States generally accepted accounting principles consistently applied.
          (e) “Knowledge” (i) with respect to Reynolds, encompasses all facts and information that are either within the actual knowledge of any employees or agents of Reynolds or any of its Subsidiaries with a title of “field manager”, “field superintendent”, “project manager” or “project engineer” or greater or that should have been known to such individuals in the exercise of reasonable care and after due inquiry, (ii) with respect to any Stockholder, encompasses all facts and information that are either within the actual knowledge of such Stockholder or that should have been known to such Stockholder in the exercise of reasonable care and after due inquiry, and (iii) with respect to Layne, encompasses all facts and information that are either within the actual knowledge of divisional vice presidents or greater or that should have been known to such individuals in the exercise of reasonable care and after due inquiry.

          (f) “Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Entity;
          (g) “Lien” means, with respect to any asset (including any security), any mortgage, deed of trust, lien, pledge, charge, restriction, security interest or encumbrance of any kind in respect of such asset;
          (h) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity; and
          (i) “Subsidiary” has the meaning assigned to such term in Rule 405 of the Securities Act.
     Section 8.9. Specific Performance. The failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
     Section 8.10. Certain Interpretive Matters. In construing this Agreement, it is the intent of the parties that:
          (a) no consideration may be given to the captions of the sections or subsections, or to the Table of Contents, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
          (b) examples are not be construed to limit, expressly or by implication, the matter they illustrate;
          (c) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;
          (d) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (e) the meanings of the defined terms are applicable to both the singular and plural forms thereof;
          (f) all references to prices, values or monetary amounts refer to United States dollars;

          (g) all references to articles, sections, paragraphs, clauses, exhibits or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;
          (h) each exhibit and schedule to this Agreement and the Reynolds Disclosure Letter is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit, schedule and disclosure letter to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, schedule or disclosure letter, the provisions of the main body of this Agreement will prevail;
          (i) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited;
          (j) the word “or” is disjunctive but not necessarily exclusive; and
          (k) all references to agreements or Laws are deemed to refer to such agreements or Laws as amended or as in effect at the applicable time.
     Section 8.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which are deemed to be an original but all of which constitute one and the same agreement.
     Section 8.12. Rules of Construction. The parties have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     Section 8.13. Waiver of Jury Trial. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.
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     Each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

LAYNE CHRISTENSEN COMPANY

By:	/s/ A. B. Schmitt

Name: Andrew B. Schmitt
Title: President and CEO

LAYNE MERGER SUB 1, INC.

By:	/s/ A. B. Schmitt

Name: Andrew B. Schmitt
Title: President and CEO

REYNOLDS, INC.

By:	/s/ Jeff Reynolds

Name: Jeffrey Reynolds
Title: President

/s/ Jerry Reynolds

JERRY REYNOLDS

/s/ Jeffrey Reynolds

JEFFREY REYNOLDS

/s/ Debbie Chastain

DEBBIE CHASTAIN

/s/ Ben Reynolds

BEN REYNOLDS

/s/ Patrick Schmidt

PATRICK SCHMIDT

/s/ Mark Accetturo

MARK ACCETTURO

/s/ James R. Wells

JIM WELLS

/s/ Carl Arvin

CARL ARVIN

/s/ Brian Schmidt

BRIAN SCHMIDT

/s/ Larry Purlee

LARRY PURLEE

/s/ Jay Burton

JAY BURTON